SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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American Electric Power Company, Inc.

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Notice of 2016 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215

Nicholas K. Akins Chairman of the Board and Chief Executive Officer

March 16, 2016

Dear Shareholders:

This year’s annual meeting of shareholders will be held at The Ohio State University Ohio Union, 1739 N. High Street, Columbus, Ohio on Tuesday, April 26, 2016, at 9:00 a.m. Eastern Time.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, February 29, 2016, are entitled to vote and attend the meeting. To attend the meeting, you will need to present an admission ticket or the notice you received. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. A map and directions are printed on the admission ticket. If your shares are registered in your name and you received your proxy materials electronically via the Internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

We are mailing to many of our shareholders a notice of Internet availability instead of a paper copy of this proxy statement and our 2015 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2015 Annual Report and a form of proxy card or voting instruction card.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By Internet, at www.envisionreports.com/AEP

•	By toll-free telephone at 800-652-8683

•	By completing and mailing your proxy card if you receive paper copies of the proxy materials

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

NOTICE OF 2016 ANNUAL MEETING

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

TIME	9:00 a.m. Eastern Time on Tuesday, April 26, 2016

PLACE	The Ohio State University Ohio Union 1739 N. High Street Columbus, Ohio

ITEMS OF BUSINESS	(1) To elect the 12 directors named herein to hold office until the next annual meeting and until their successors are duly elected.
(2) To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year 2016.
(3) To hold an advisory vote on executive compensation.
(4) To consider and act on such other matters as may properly come before the meeting.

RECORD DATE	Only shareholders of record at the close of business on February 29, 2016 are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements, management’s discussion and analysis of results of operations and financial condition and the report of the independent registered public accounting firm.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card if you receive paper copies of the proxy materials.
(2) CALL TOLL-FREE by telephone at 800-652-8683.
(3) VISIT THE WEB SITE shown on the notice of Internet availability of proxy materials to vote via the Internet.

If your shares are held in the name of a bank, broker or other holder of record, please follow the instructions from the holder of record in order to vote your shares.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 16, 2016	David M. Feinberg Secretary

Proxy Statement

March 16, 2016

Proxy and Voting Information

A notice of Internet availability of proxy materials or paper copy of the proxy statement and form of proxy is first being mailed or made available to shareholders on or about March 16, 2016, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 26, 2016 in Columbus, Ohio.

We use the terms “AEP,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to American Electric Power Company, Inc. and, where applicable, its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Who Can Vote.    Only the holders of shares of AEP common stock at the close of business on the record date, February 29, 2016 are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 491,074,888 shares of AEP common stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or Internet voting procedures are set forth on the proxy card or the website shown on the notice of Internet availability of proxy materials.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

When proxies are signed and returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their plan accounts on February 29, 2016.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by voting again after the date of the proxy being revoked or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Under current New York Stock Exchange (NYSE) rules, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. The proposals to elect directors and the advisory vote on executive compensation are “non-discretionary” matters. That means that brokerage firms may not use their discretion to vote on such matters without express voting instructions from their clients.

The Company has implemented a majority voting standard for the election of directors in uncontested elections of directors. The election of directors at the Annual Meeting is an uncontested election, so for a nominee to be elected to the Board, the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” his or her election. Abstentions and broker non-votes will not be considered votes cast “for” or “against” a nominee and will therefore have no effect on the outcome. If a nominee does not receive a greater number of votes “for” his or her election than “against” such election, he or she will be required to tender his or her resignation for the Board’s consideration of whether to accept such resignation in accordance with our Bylaws. No shareholder has the right to cumulate his or her voting power in the election of directors at the Annual Meeting.

Shareholder approval of Item 2: Proposal to Ratify Appointment of Independent Registered Public Accounting Firm and Item 3: Advisory Vote on Executive Compensation require an affirmative vote of a majority of votes cast at a meeting of shareholders. This means that the votes cast “for” the proposal must exceed the votes cast “against” the proposal in order for the proposal to pass. Abstentions and broker non-votes are not counted as votes “for” or “against” Item 3: Advisory Vote on Executive Compensation and therefore will have no effect on the outcome of the votes with respect to such proposal.

Abstentions are not counted as votes “for” or “against” Item 2: Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm, and therefore, will have no effect on the outcome of the vote with respect to such proposal.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted, (ii) in cases where shareholders write comments on their proxy cards or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report, proxy statement or notice of Internet availability of proxy materials need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report, proxy statement or notice of Internet availability of proxy materials is being householded indefinitely unless you instruct us otherwise. We will deliver promptly upon written or oral request a separate copy of the annual report, proxy statement or notice of Internet availability of proxy materials to a shareholder at a shared address. To receive a separate copy of the annual report, proxy statement or notice of Internet availability of proxy materials, write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215 or call 1-800-237-2667. If more than one annual report, proxy statement or notice of Internet availability of proxy materials is being sent to your address, at your request, mailing of the duplicate copy can be discontinued by contacting our transfer agent, Computershare Trust Company, N.A. (Computershare), at 800-328-6955 or writing to them at P.O Box 43078, Providence, RI 02940-3078. If you wish to resume receiving separate annual reports, proxy statements or notice of Internet availability of proxy materials at the same address in the future, you may call Computershare at 800-328-6955 or write to them at P.O Box 43078, Providence, RI 02940-3078. The change will be effective 30 days after receipt.

Additional Information.    Our website address is www.aep.com. We make available free of charge on the Investor Relations section of our website (www.aep.com/investors) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act. You may request any of these materials and information in print, free of charge, by contacting Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215. We do not intend for information contained on our website to be part of this proxy statement. In addition, this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at www.edocumentview.com/aep.

Item 1. Election of Directors

Twelve directors are to be elected to hold office until the next annual meeting and until their successors have been elected. AEP’s Bylaws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of the Board.

The 12 nominees named on pages 4 to 7 were nominated by the Board on the recommendation of the Committee on Directors and Corporate Governance of the Board, following an individual evaluation of each incumbent nominee’s qualifications and 2015 performance. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. All of the Board’s nominees were elected by the shareholders at the 2015 annual meeting. We do not expect any of the nominees will be unable to stand for election or be unable to serve if elected. If a vacancy in the slate of nominees occurs before the meeting, the proxies may be voted for another person nominated by the Board or the number of directors may be reduced accordingly.

The Board of Directors unanimously recommends a vote FOR each of the director nominees below.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this proxy statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s common stock and stock-based units beneficially owned by each of them appears on page 67.

Nominees For Director

Nicholas K. Akins Dublin, Ohio Age 55 Director since 2011

Elected chief executive officer of AEP in November 2011; elected chairman of the board in January 2014 and chairman and chief executive officer of all of its major subsidiaries in November 2011. President of AEP from January 2011 to October 2011 and executive vice president of AEP from 2006 to 2011. A director of Fifth Third Bancorp.

Mr. Akins’ qualifications to serve on the Board include his extensive senior executive experience in the utility industry and his deep knowledge of the Company as our chief executive officer.

David J. Anderson Greenwich, Connecticut Age 66 Director since 2011

Retired senior vice president and chief financial officer of Honeywell International, a diversified technology and manufacturing company, from 2003 until his retirement in April 2014. A director of Cardinal Health, Inc. and BE Aerospace Inc.

Mr. Anderson’s qualifications to serve on the Board include his corporate finance expertise as the chief financial officer of a Fortune 100 company and his experience as a public company director.

J. Barnie Beasley, Jr. Sylvania, Georgia Age 64 Director since 2014

Mr. Beasley served as an independent nuclear safety and operations expert to the board of directors of the Tennessee Valley Authority, a large electric utility in the southeastern United States, from 2011 to 2014. Retired chairman, president and chief executive officer of Southern Nuclear Operating Company, the nuclear operating company subsidiary of an electric utility (2005-2008). Mr. Beasley was formerly a director of EnergySolutions, Inc. (2008-2013), and he has served as an advisor to that company since 2014.

Mr. Beasley’s qualifications to serve on the Board include his nuclear expertise as the chief executive officer of the nuclear operating company subsidiary of Southern Company and his experience in the utility industry and as a public company director.

Nominees for Director — continued

Ralph D. Crosby, Jr. McLean, Virginia Age 68 Director since 2006

Retired chairman of EADS North America, Inc., an aerospace company (2002-2011). Retired chief executive officer of EADS North America, Inc. (2002-2009). A director of Serco Group PLC and Airbus Group N.V. Mr. Crosby was formerly a director of Ducommun Incorporated (2000-2013).

Mr. Crosby’s qualifications to serve on the Board include his extensive senior executive experience in the aerospace industry and his experience as a public company director.

Linda A. Goodspeed Crestview, Florida Age 54 Director since 2005

Managing partner of Wealthstrategies Financial Advisors, LLC since 2008. Retired senior vice president and chief information officer of The ServiceMaster Company, a residential and commercial service company (2011-2013). From 2008 to 2011, vice president of information systems of Nissan North America, Inc., an automobile manufacturer. A director of Columbus McKinnon Corp and AutoZone, Inc.

Ms. Goodspeed’s qualifications to serve on the Board include her information technology expertise as the chief information officer of a service company and her experience as a public company director.

Thomas E. Hoaglin Columbus, Ohio Age 66 Director since 2008

Retired chairman and chief executive officer of Huntington Bancshares Incorporated, a bank holding company (2001-2009). Member, Nominating and Corporate Governance Committee Chair Advisory Council of the National Association of Corporate Directors. A director of The Gorman-Rupp Company.

Mr. Hoaglin’s qualifications to serve on the Board include his extensive senior executive experience in the banking industry and his experience as a public company director.

Sandra Beach Lin Flower Mound, Texas Age 58 Director since 2012

Retired chief executive officer of Calisolar, Inc., a solar silicon company, a position she held from August 2010 until December 2011. From 2007 to 2010, executive vice president, then corporate executive vice president of Celanese Corporation, a global hybrid chemical company. Previous senior operating roles at Avery Dennison, Alcoa and Honeywell. Member, Nominating and Corporate Governance Committee Chair Advisory Council of the National Association of Corporate Directors. A director of WESCO International and PolyOne Corporation.

Ms. Lin’s qualifications to serve on the Board include her extensive senior executive experience managing global businesses in multiple industries and her experience as a public company director.

Nominees for Director — continued

Richard C. Notebaert Chicago, Illinois Age 68 Director since 2011

Retired chief executive officer of Qwest Communications International Inc., a telecommunications systems company (2002-2007). A director of Aon Corporation. Mr. Notebaert was formerly a director of Cardinal Health, Inc. (1999-2015).

Mr. Notebaert’s qualifications to serve on the Board include his extensive senior executive experience in the regulated telecommunications industry and his experience as a public company director.

Lionel L. Nowell III Marco Island, Florida Age 61 Director since 2004

Retired senior vice president and treasurer of PepsiCo, Inc., a food and beverage company (2001-2009). A director of Reynolds American Inc., Darden Restaurants Inc. and Bank of America Corporation.

Mr. Nowell’s qualifications to serve on the Board include his capital markets, accounting, financial reporting, and risk management skills and experience at a Fortune 100 company, and his experience as a public company director.

Stephen S. Rasmussen Columbus, Ohio Age 63 Director since 2012

Chief executive officer of Nationwide Mutual Insurance Company (Nationwide) since 2009. President and chief operating officer of Nationwide (2003 – 2009).

Mr. Rasmussen’s qualifications to serve on the Board include his extensive senior executive experience in the regulated insurance industry.

Oliver G. Richard, III Lake Charles, Louisiana Age 63 Director since 2013	Chairman of privately held CleanfuelUSA, an alternative vehicular fuel company since 2006. Owner and president of Empire of the Seed LLC, a private consulting firm in the energy and management industries, as well as the private investments industry since 2005. Mr. Richard served as chairman, president and chief executive officer of Columbia Energy Group (“Columbia Energy”) from April 1995 until Columbia Energy was acquired by NiSource Inc. in November 2000. Mr. Richard served as a commissioner of the Federal Energy Regulatory Commission from 1982 to 1985. A director of Buckeye Partners, L.P. and Cheniere Energy Partners, GP, LLC.

Nominees for Director — continued

Mr. Richard’s qualifications to serve on the Board include his extensive knowledge of the utility industry as a former commissioner of the Federal Energy Regulatory Commission, his senior executive experience at a utility company and his experience as a public company director.

Sara Martinez Tucker Dallas, Texas Age 60 Director since 2009

Former Chief Executive Officer of the National Math and Science Initiative from February 2013 to March 2015. From 2009 to February 2013, independent consultant. Former Under Secretary of Education in the U.S. Department of Education (2006-2008). Chief executive officer and president of the Hispanic Scholarship Fund from 1997 to 2006. Retired executive of AT&T. A director of Xerox Corporation and Sprint Corporation.

Ms. Tucker’s qualifications to serve on the Board include her experience in governmental affairs as the Under Secretary of Education, her experience in human resources and customer service operations in the regulated telecommunications industry and her experience as a public company director.

AEP’s Board of Directors and Committees

Under New York law, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2015, the Board held six regular meetings and one telephonic meeting. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all directors attended the annual meeting.

Two members of our Committee on Directors and Corporate Governance, Ms. Lin and Mr. Hoaglin, are members of The National Association of Corporate Directors’ Nominating and Governance Chair Advisory Council, a group that seeks to identify ways that board nominating and governance committees can help build investor confidence in publicly traded companies.

Board Meetings and Committees.    The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with AEP’s management team and operations as a basis for discharging their oversight responsibilities.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2015 by each committee and the directors who currently serve on these committees. Each director attended 92 percent or more of the meetings of the Board and Board committees on which he or she served during 2015, and the average director attendance in 2015 was 98 percent.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Akins			X	X (Chair)
Mr. Anderson	X		X		X (Chair)
Mr. Beasley	X		X				X
Mr. Crosby			X	X		X (Chair)	X
Ms. Goodspeed	X		X				X
Mr. Hoaglin		X (Chair)	X	X		X
Ms. Lin	X	X	X (Chair)
Mr. Notebaert		X	X		X	X
Mr. Nowell	X (Chair)	X	X	X	X
Mr. Rasmussen		X	X		X	X
Mr. Richard			X			X	X (Chair)
Ms. Tucker	X	X	X
2015 Meetings	9	5	3	0	5	7	4

The functions of the committees are described below.

The Committee on Directors and Corporate Governance has the responsibilities set forth in its charter, including:

1.	Recommending the size of the Board within the limits imposed by the Bylaws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

6.	Recommending members to serve on committees and chairs of the committees of the Board.

7.	Reviewing the independence and possible conflicts of interest of directors and executive officers.

8.	Overseeing the AEP Corporate Compliance Program.

9.	Overseeing the annual evaluation of the Board of Directors.

10.	Overseeing the annual evaluation of individual directors.

11.	Overseeing the implementation of AEP’s Related Person Transaction Approval Policy.

12.	Overseeing AEP’s Corporate Accountability Report, including the material concerning political contributions.

13.	Overseeing elements of the Company’s risks that are within the scope of the committee’s responsibility as assigned to it by the Board of Directors.

A copy of the charter can be found on our website at www.aep.com/investors/corporateleadersandgovernance. Consistent with the rules of the NYSE and our Director Independence Standards, all members of the Committee on Directors and Corporate Governance are independent.

The Human Resources Committee (the HR Committee) annually reviews and approves AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with NYSE rules and our Director Independence Standards. In addition, each member is a “non-employee director” as defined in SEC Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The HR Committee also reviews the Compensation, Discussion and Analysis section of this proxy statement, and recommends that it be included in the Company’s Annual Report on Form 10-K.

The HR Committee has the responsibilities set forth in its charter, a copy of which can be found on our website at www.aep.com/investors/corporateleadersandgovernance.

For a more complete description of the HR Committee’s responsibilities, see the Human Resources Committee Report on page 41.

The Audit Committee is responsible for, among other things, the appointment of the independent registered public accounting firm (independent auditor) for the Company; reviewing with the independent auditor the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with the internal auditor and the independent auditor. A more detailed discussion of the purposes, duties and responsibilities of the Audit Committee is found in the Audit Committee charter, a copy of which can be found on our website at www.aep.com/investors/corporateleadersandgovernance. Consistent with the rules of the NYSE and our Director Independence Standards, all members of the Audit Committee are independent. Each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board has determined that all members of the Audit Committee, Messrs. Anderson, Beasley and Nowell and Ms. Goodspeed, Ms. Lin and Ms. Tucker, are “audit committee financial experts” as defined by SEC rules.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries, including reviewing and making recommendations concerning their short and long-term financing plans and programs. The Finance Committee also provides recommendations to the Board on dividend policy, including the declaration and payment of dividends. The Finance Committee also reviews and approves the treasury policies of the Company.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, technology, fuel supply, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations prescribed in the Bylaws, during the intervals between meetings of the Board.

The Board’s role in AEP’s risk oversight process

The Board has the overall responsibility for overseeing the Company’s management of risks. Management is responsible for identifying and managing the Company’s risks. The Board reviews the Company’s processes for identifying and managing risks and communicating with the Board about those risks to help ensure that the processes are effective.

Like other companies, we have very diverse risks. These include financial and accounting risks, capital deployment risks, operational risks, cyber security risks, compensation risks, liquidity risks, litigation risks, strategic risks, regulatory risks, reputation risks, natural-disaster risks and technology risks. Some critical risks having enterprise-wide significance, such as corporate strategy and capital budget, require the full Board’s active oversight, but our Board committees also play a key role because they can devote more time to reviewing specific risks. For example, our Nuclear Oversight Committee focuses on the specific risks of operating a nuclear plant. Other committees oversee both specific and broad types of risks. Some of the committees have oversight responsibility for specific risks that are inherent in carrying out their responsibilities set forth in their charters. For example, the Audit Committee is responsible for overseeing financial reporting risks.

The Board is responsible for ensuring that these types of risks are properly delegated to the appropriate committee, and that the risk oversight activities are properly coordinated and communicated among the Board and the various committees that oversee the risks. Management prepares and categorizes a list of the Company’s major types of risks. The Audit Committee reviews that list and proposes an assignment of risks either to the full Board or to specific committees. The Board reviewed the recommendations and adopted the proposed allocation of responsibilities.

The Audit Committee oversees the Company’s maintenance of financial and disclosure controls and procedures and also specifically reviews our litigation and regulatory risks as part of their review of the Company’s disclosures. The Audit Committee also discusses AEP’s policies for risk assessment and risk management. Our Chief Financial Officer, Chief Risk Officer, Chief Accounting Officer and General Counsel attend the Audit Committee meetings.

Our Finance Committee broadly oversees our financial risks, which include energy trading risks, liquidity risks and interest rate risks. The Finance Committee reviews and approves the Company’s risk policies relating to our power marketing and hedging activities and also oversees the performance of the assets in our pension plans. Our Chief Financial Officer and General Counsel attend the Finance Committee meetings.

Our HR Committee reviews the Company’s incentive compensation practices to ensure they do not encourage excessive risk-taking and are consistent with the Company’s risk tolerance. The HR Committee also oversees our succession planning and executive leadership development. Our Chief Administrative Officer attends the HR Committee meetings.

The Committee on Directors and Corporate Governance focuses on corporate governance risks and oversees the Company’s Corporate Compliance Program, which includes the Company’s whistleblower program. Our General Counsel attends the meetings of the Committee on Directors and Corporate Governance.

Compensation Risk

As specified in its charter, the HR Committee (with the assistance of its independent compensation consultant and Company management) reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that the compensation programs are appropriate and are not reasonably likely to have a material adverse effect on the Company.

The Company has designed its executive compensation process, with oversight from the HR Committee, to identify and manage risks and to ensure that its executive compensation programs do not encourage excessive risk taking. The Company’s incentive compensation has the following characteristics:

•

Incentive award opportunities for employees as a group are capped at 200 percent of target, while awards for individual employees are capped at 250% of their target. Capping the potential payout limits the extent that employees could potentially profit by taking on excessive risk;

•

The large majority of incentive compensation is provided to executive officers as long-term stock-based incentive compensation to ensure that short-term performance is not encouraged or rewarded at the expense of long-term performance. This is important primarily because of the large amount of long-term capital investments required in our business;

•

Annual incentive compensation funding for nearly all employees, including all executive officers, is based substantially on AEP’s operating earnings per share, which helps ensure that incentive awards are commensurate with the Company’s earnings;

•	Annual incentive compensation funding includes safety measures which helps ensure that no employees are encouraged to achieve earnings objectives at the expense of workplace safety;

•

The metrics used in the Company’s long-term incentive compensation are cumulative operating earnings per share and relative total shareholder return compared to the S&P 500 Electric Utilities Industry Index. These are both robust measures of shareholder value that reduce the risk that employees might be encouraged to pursue other objectives that increase risk or reduce financial performance;

•

Incentive compensation performance scores are subject to an internal audit. Incentive award payouts to senior AEP management are subject to review and approval of the HR Committee, or, in the case of the CEO, the independent members of the Board, and these groups may discretionarily reduce or eliminate any payouts;

•

Annual and long-term incentive payments and deferrals are subject to the Company’s recoupment of incentive compensation policy (“clawback policy”) as described in the Compensation Discussion and Analysis section on page 38;

•

In 2015, AEP granted seventy percent of its long-term incentive awards in the form of performance units with a three-year performance and vesting period, and granted the remaining thirty percent of its long-term incentive awards in the form of restricted stock units that vest over a forty month period. These long-term incentive awards align the interests of employees with the long-term interests of shareholders and serve as a retention tool; and

•	AEP maintains stock ownership requirements for 54 officers (as of January 31, 2016) as described in Compensation Discussion and Analysis on page 37.

Corporate Governance

AEP maintains a corporate governance page on its website that includes key information about corporate governance initiatives, including AEP’s Principles of Corporate Governance, AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for Members of the Board of Directors, Director Independence Standards, and charters for the Audit Committee, the Committee on Directors and Corporate Governance and the HR Committee. The corporate governance page can be found at www.aep.com/investors/corporateleadersandgovernance. Printed copies of all of these materials also are available without charge upon written request to Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, Ohio 43215.

AEP’s policies and practices reflect corporate governance initiatives that are designed to comply with SEC rules, the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance principles;

•	All members but the CEO are independent under the NYSE rules and our Director Independence Standards;

•	All members of the Audit Committee, HR Committee and the Committee on Directors and Corporate Governance are independent under applicable rules and regulations;

•	The independent members of the Board meet regularly without the presence of management;

•

AEP has a code of business conduct that applies to its principal executive officer, principal financial officer and principal accounting officer and will promptly disclose waivers of the code for these officers;

•	AEP has a Code of Business Conduct and Ethics for Members of the Board of Directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities; and

•

The Board, the Committee on Directors and Corporate Governance, the Audit Committee and the HR Committee conduct annual self-assessments. The Committee on Directors and Corporate Governance also oversees the annual evaluation of the individual directors.

Director Qualifications

The Company’s Principles of Corporate Governance (Principles) are available on its website at www.aep.com/investors/corporateleadersandgovernance. With respect to director qualifications and attributes, the Principles provide that, in nominating a slate of Directors, it is the Board’s objective, with the assistance of the Committee on Directors and Corporate Governance, to select individuals with skills and experience to effectively oversee management’s operation of the Company’s business.

In addition, the Principles provide that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders, and that directors must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

These requirements are expanded in the Criteria for Evaluating Directors (Criteria), which was initially adopted by the Committee on Directors and Corporate Governance in 2005 and has been subsequently reviewed and refined several times. The Criteria are available on the Company’s website at www.aep.com/investors/corporateleadersandgovernance.

As indicated in the Principles and the Criteria, directors should have personal attributes such as high integrity, intelligence, wisdom and judgment. In addition, they should have skills and experience that mesh effectively with the skills and experience of other Board members, so that the talents of all members blend together to be as effective as possible in overseeing a large electric utility business.

Board Diversity

Our Criteria for Evaluating Directors also includes the Company’s statement regarding how the Board considers diversity in identifying nominees for our Board. The Criteria provide:

Two central objectives in selecting board members and continued board service are that the skills, experiences and perspectives of the Board as a whole should be broad and diverse, and that the talents of all members of the Board should blend together to be as effective as possible. In particular, the Board should be balanced by having complementary knowledge, ex-

pertise and skill in areas such as business, finance, accounting, marketing, public policy, manufacturing and operations, government, technology, environmental and other areas that the Board has decided are desirable and helpful to fulfilling its role. Diversity in gender, race, age, tenure of board service, geography and background of directors, consistent with the Board’s requirements for knowledge and experience, are desirable in the mix of the Board.

Our Committee on Directors and Corporate Governance considers these criteria each year as it determines the slate of director nominees to recommend to the Board for election at our annual meeting. It also considers these criteria each time a new director is recommended for election or appointment to the Board. The Board believes that its implementation of this policy is effective in considering the diversity of the members of the Board.

Annual Board Evaluation

Each year, an independent third party, experienced in corporate governance matters, interviews each Director to obtain his or her assessment of the effectiveness of the Board and committees, including identifying any opportunities the Board can focus on to enhance its effectiveness. In addition, the third party seeks input as to the performance of each individual Director. Then the third party organizes the Director feedback and reviews it with the Chair of the Committee on Directors and Corporate Governance (the “Corporate Governance Committee Chair”). The Corporate Governance Committee Chair holds private conversations with each Director to provide performance feedback. The Corporate Governance Committee Chair also reviews with the Committee and the full Board the assessment of the Board’s performance and leads a discussion to determine which areas the Board would like to focus on during the coming year to enhance its effectiveness. Finally, the Corporate Governance Committee Chair engages the Board in a mid-year discussion to gauge the Board’s satisfaction with the progress made in addressing any focus areas that were identified by the Board in its annual evaluation.

Selection of Director Candidates

The Committee on Directors and Corporate Governance is responsible for recruiting new directors and identifies, evaluates and recommends director candidates to the Board. The committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the committee through shareholders, management, current members of the Board or search firms. Shareholders who wish to recommend director candidates to the Committee on Directors and Corporate Governance may do so by following the procedures described in Shareholder Proposals and Nominations on page 68.

In recruiting and selecting Board candidates, the Committee on Directors and Corporate Governance takes into account the size of the Board and considers a “skills matrix” indicating whether a particular candidate possesses the attributes and one or more of the skill sets described under “Director Qualifications” and “Board Diversity” above, as well as whether those skills and/or other attributes qualify him or her for service on a particular committee. The committee also considers a wide range of additional factors, including each candidate’s projected retirement date to assist in Board succession planning; other positions the candidate holds, including other boards of directors on which he or she serves; and the independence of each candidate. Typically, the committee identifies candidates through the use of an outside search firm. The committee provides the outside search firm the characteristics, skills and experiences that may complement those of the existing members. The outside search firm then provides recommendations for candidates with such attributes and skills. The committee meets in executive session to discuss potential candidates and determines which candidates to interview.

The committee believes it is important to have a mix of experienced directors with a deep understanding of the Company and others who bring a fresh perspective. In this regard, the com-

mittee has recruited four new directors to the Board over the last four years (33 percent of the current Board) through the rigorous process described above. In our view, the best method to ensure healthy board evolution is through thoughtful consideration of the nomination of directors prior to each election or appointment based on a variety of factors, including director performance, skills and expertise, the Company’s needs and board diversity.

Director Independence

In accordance with the NYSE standards, a majority of the members of the Board of Directors must qualify as independent directors. Under the NYSE standards, no member of the Board is independent unless the Board affirmatively determines that such member does not have a direct or indirect material relationship with the Company. The Board has adopted categorical standards to assist it in making this determination of director independence (Director Independence Standards). These standards can be found on our web site at www.aep.com/investors/corporateleadersandgovernance.

Each year, our directors complete a questionnaire that elicits information to assist the Committee on Directors and Corporate Governance in assessing whether the director meets the NYSE’s independence standards and the Company’s Director Independence Standards. Each director lists all the companies and charitable organizations that he or she, or an immediate family member, has a relationship with as a partner, trustee, director or officer, and indicates whether that entity made or received payments from AEP. The Company reviews its financial records to determine the amounts paid to or received from those entities. A list of the entities and the amounts AEP paid to or received from those entities is provided to the Committee on Directors and Corporate Governance. Utilizing this information, the Committee on Directors and Corporate Governance evaluates, with regard to each director, whether the director has any material relationship with AEP or any of its subsidiaries and also confirms that none of these relationships is advisory in nature. The Committee on Directors and Corporate Governance determines whether the amount of any payments between those entities and AEP could interfere with a director’s ability to exercise independent judgment. The Committee on Directors and Corporate Governance also reviews any other relevant facts and circumstances regarding the nature of these relationships, to determine whether other factors, regardless of the categorical standards the Board has adopted or under the NYSE’s independence standards, might impede a director’s independence.

We are a large electric utility company that operates in parts of eleven different states. Any organization that does business in our service territory is served by one of our subsidiaries. Many of our directors live in our service territory or are executives, directors or trustees of organizations that do business in our service area. Most of those organizations purchase electric service from us. However, these organizations purchase electric service from us at tariff rates or at rates obtained through a competitive bid process. Therefore, the Committee on Directors and Corporate Governance determined that none of those relationships impedes a director’s independence.

We make numerous charitable contributions to nonprofit and community organizations and universities in the states where we do business. Again, because many of our directors live in our service territory and are highly accomplished individuals in their communities, our directors are frequently affiliated with many of the same educational institutions, museums, charities and other community organizations. The Committee on Directors and Corporate Governance reviews charitable contributions made by AEP to organizations with which our directors or their immediate family members are affiliated. The Committee on Directors and Corporate Governance also reviewed contributions made from The American Electric Power Foundation, which was created to support and play an active, positive role in the communities in which we operate by contributing funds to organizations in those communities. The Committee on Directors and Corporate Governance determined that the Company’s contributions were not materially influenced by the director’s relationship with the organization, and therefore none of these relationships conflicts with the interests of the Company or would impair the director’s independence or judgment.

The Board’s independence determinations specifically included reviewing the following transactions with Mr. Rasmussen, who is an executive officer of Nationwide Insurance. Nationwide purchases electricity from our subsidiaries (substantially less than one percent of the Company’s gross revenues). In addition, the Company paid an insignificant amount to Nationwide for standard insurance premiums, rent for office space and interest payments on ordinary course debt issued by the Company and its subsidiaries, which was sold through underwriters or brokers (which totaled substantially less than one percent of Nationwide’s gross revenues). The transactions between Nationwide and the Company were in the ordinary course and entered into on an arm’s length basis, and payments were for services that were transactional in nature and did not involve any consulting or advisory work. Therefore, the Board determined that these transactions did not impair the independence of Mr. Rasmussen.

As a result of this review, the Board has determined that, other than Mr. Akins, each of the directors and director nominees standing for election, including Messrs. Anderson, Beasley, Crosby, Hoaglin, Notebaert, Nowell, Rasmussen and Richard and Ms. Goodspeed, Ms. Lin and Ms. Tucker, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent under the NYSE rules and the Company’s Director Independence Standards.

Shareholder Nominees for Directors

The Committee on Directors and Corporate Governance will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations on page 68 and must include information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.aep.com/investors/corporateleadersandgovernance. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

Board Leadership

We believe the Company and its shareholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time. Under the Company’s Principles of Corporate Governance, the Board has the authority to combine or separate the positions of Chairman and CEO, as well as to determine whether, if the positions are separated, the Chairman should be an employee, non-employee or an independent director.

The Board believes that the functioning of the Board is currently best served by maintaining a structure of having one individual serve as both Chairman and CEO. The Board believes that having a single person acting in those capacities promotes unified leadership and direction for both the Board and management and also provides a single, clear focus to execute the Company’s strategy especially during this time of significant change in the utility business. However, in certain circumstances, such as the transition from one chief executive officer to another, the Board believes it may be appropriate for the role of Chairman and CEO to be split.

Under the Company’s Principles of Corporate Governance, in circumstances where the Chairman of the Board is not independent or where the positions of Chairman and Chief Executive Officer are filled by the same person, the Board considers it useful and appropriate to designate a Lead Director. The Company already has policies and practices in place to provide independent oversight of management and the Company’s strategy. The Board currently includes 11 independent directors among its 12 members. The Board routinely holds executive sessions at which only independent directors are present, and, each year, the independent directors select a Lead Director responsible for facilitating and chairing the independent directors sessions.

Mr. Hoaglin has been the Lead Director of the Board since April 2012. The purpose of the Lead Director is to promote the independence of the Board in order to represent the interests of the shareholders. The Lead Director is selected by the independent directors.

The Lead Director is responsible for working closely with the CEO to finalize information flow to the Board, set meeting agendas and arrange meeting schedules. He also chairs meetings of the independent directors and serves as principal liaison between the independent directors and management. In addition, Mr. Hoaglin has the ability to call special meetings of the Board, as needed, and also has the authority to retain outside legal counsel or other advisors as needed by the Board. He provides a channel of communication between the directors and management, assures that directors receive timely and necessary information in advance of meetings and receives communications from shareholders on behalf of non-employee directors.

Communicating with the Board

Anyone who would like to communicate directly with our Board, our independent directors as a group or our Lead Director, may submit a written communication to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Independent Directors, Columbus, Ohio 43216. The Company’s Corporate Secretary reviews such inquiries or communications, and communications other than advertising or promotions of a product or service are forwarded to our Board, our independent directors as a group or our Lead Director, as appropriate.

Shareholder Outreach

In 2015, the Company engaged in discussions with a number of its largest shareholders that together held over 32% of its outstanding stock. This allowed the Company to gain valuable feedback from its shareholders regarding proxy access, including feedback as to the particular proxy access parameters that AEP’s shareholders view as appropriate. Based on the feedback received from AEP’s shareholders during the engagement process, the Board designed a proxy access framework for AEP which it believes will provide meaningful access for shareholders while safeguarding the long-term interests of AEP and its shareholders and limiting the potential for abuse. The Bylaws permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials directors constituting up to the greater of (i) 20% of the Board or (ii) two directors, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

We listen and consider shareholder perspectives in our decision making and have made enhancements to our corporate governance programs based on input we received. For example, several of our largest shareholders asked us to consider reducing the number of public company boards that our directors may serve on from six to four. We amended our Principles of Corporate Governance in September 2015 to make that change. As part of that outreach, we also discussed the two management proposals that were voted on at last year’s annual meeting to eliminate supermajority vote provisions. The proposal to amend the Company’s Articles of Incorporation to delete the provision on business combinations with interested shareholders passed. However, the proposal to eliminate the supermajority provision in the Company’s Bylaws failed to receive the affirmative vote of the holders of two-thirds of the outstanding shares. That provision in the Bylaws provides that a supermajority vote of shareholders is required to amend the Bylaws to change the existing provision that requires the annual election of directors. Although supermajority provisions are generally disfavored, AEP believes that the annual election of directors is a preferred corporate governance principle. Therefore, the Company does not intend to continue to pursue a shareholder vote to eliminate this supermajority provision.

Transactions with Related Persons

The American Electric Power Company, Inc. Related Person Transaction Approval Policy (Policy) was adopted by the Board in December 2006. The written Policy is administered by the Committee on Directors and Corporate Governance. A copy of the Policy is available on our website at www.aep.com/investors/corporateleadersandgovernance.

The Policy defines a “Transaction with a Related Person” as any transaction or series of transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any director or executive officer of the Company, any nominee for director, any shareholder owning in excess of five percent of the total equity of the Company and any immediate family member of any such person.

The Committee on Directors and Corporate Governance considers all of the relevant facts and circumstances in determining whether or not to approve a Transaction with a Related Person and approves only those transactions that it believes are in the best interests of the Company and its shareholders. The Committee on Directors and Corporate Governance considers various factors, including, among other things: the nature of the Related Person’s interest in the transaction; whether the transaction involves arm’s-length bids or market prices and terms; the materiality of the transaction to each party; the availability of the product or services through other sources; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; the acceptability of the transaction to the Company’s regulators; and in the case of a non-employee director, whether the transaction would impair his or her independence or status as an “outside” or “non-employee” director.

If Company management determines it is impractical or undesirable to wait until a meeting of the Committee on Directors and Corporate Governance to consummate a Transaction with a Related Person, the Chair of the Committee on Directors and Corporate Governance may review and approve the Transaction with a Related Person. Any such approval is reported to the Committee on Directors and Corporate Governance at or before its next regularly scheduled meeting.

No approval or ratification of a Transaction with a Related Person supersedes the requirements of the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors or AEP’s Principles of Business Conduct applicable to any executive officer. To the extent applicable, any Transaction with a Related Person is also considered in light of the requirements set forth in those documents.

Since January 1, 2015, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which AEP was or is expected to be a participant and in which any Related Person had a direct or indirect material interest.

Director Compensation

Directors who are employees of the Company receive no additional compensation for service as a director other than accidental insurance coverage. The table below shows the elements and the annual compensation that we paid to our non-employee directors for 2015. The annual rate for some of the elements changed on October 1, 2015.

Compensation Element	Until September 30, 2015	On and After October 1, 2015
Annual Retainer (1)	$100,000	$105,500
Annual Stock Unit Awards (2)	150,000	157,500
Committee Chair Annual Retainers (1):
Audit Committee	25,000	25,000
HR Committee	20,000	20,000
Audit Committee Member Annual Retainers (1)	15,000	15,000
HR Committee Member Annual Retainers (1)	10,000	10,000
Lead Director Annual Retainer (1)	30,000	30,000

(1)	Retainer amounts are paid in cash in quarterly installments.
(2)	In 2015, pursuant to the Stock Unit Accumulation Plan for Non-Employee Directors, each non-employee director serving a full year was awarded $151,875 in AEP stock units. These AEP stock units are credited to directors quarterly, in an amount calculated by dividing the dollar value of the award amount by the closing price of AEP common stock on the grant date. Amounts equivalent to cash dividends on the AEP stock units accrue as additional AEP stock units. AEP stock units are paid to each non-employee director in cash shortly after termination of service unless the director has elected to further defer payment.

The Board has determined that Board compensation should consist of a mix of cash and AEP stock units. In September 2015, upon the recommendation of the Committee on Directors and Corporate Governance and taking into account comparative data from Meridian Compensation Partners, LLC, an outside independent consultant (“Meridian”), the Board determined that, effective October 1, 2015, (i) the amount of AEP stock units awarded to non-employee directors pursuant to the Stock Unit Accumulation Plan should increase from $150,000 annually to $157,500 annually and, (ii) the amount of the annual cash retainer paid to non-employee directors should increase from $100,000 annually to $105,500 annually.

The Board believes that the director compensation set forth above compensates directors appropriately for all general services that are rendered as a director, committee member, committee chair or as Lead Director, including education and training appropriate to the director’s responsibilities. The Company believes, however, that special compensation can be appropriate when individual directors are asked to undertake special assignments requiring a significant amount of additional time, effort and responsibility. The Board’s Special Compensation Policy provides for directors to be compensated at a daily rate when called upon to undertake special additional services beyond those contemplated by the Annual Retainer. Under the Special Compensation Policy, the Committee on Directors and Corporate Governance determines (a) the amount of any special compensation in light of the actual or anticipated time, effort and responsibility required of the director and (b) the form of special compensation, which may include a per diem fee, an hourly fee, a flat fee or any other reasonable payment or payments. No special compensation was paid for services provided in 2015.

Expenses.    Directors are reimbursed for expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities that benefit the Company, including participation in director education programs.

Spouses may occasionally join directors on Company aircraft when a director is traveling to or from Board meetings or other business activities. The Company generally provides for, or reimburses the expenses of, the directors and their spouses for attendance at such meetings. The Directors do not receive any tax gross-ups.

Retainer Deferral Plan.    The Retainer Deferral Plan for Non-Employee Directors is a non-qualified deferred compensation plan that permits non-employee directors to choose to defer up to 100 percent of their annual cash retainer and fees into a variety of investment fund options, all with market-based returns, including an AEP stock fund. The Plan permits the non-employee directors to defer receipt until termination of service or for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director, $100,000 for each spouse of a director and $50,000 for all dependent children. The current policy, effective September 1, 2015 to September 1, 2018, has a premium of $28,905.

Stock Ownership.    Non-employee directors are required by our Corporate Governance Principles to own AEP common stock or AEP stock units worth five times their annual equity award, which is met within the first five years of a non-employee director’s term by requiring the director to hold the AEP stock units awarded under the Stock Unit Accumulation Plan. Each non-employee director is required to hold these stock units until termination of service.

After five years of service on the Board, non-employee directors receive contributions to an AEP stock fund under the Stock Unit Accumulation Plan. During open trading windows they may subsequently transfer those amounts into other investment fund options, similar to those in the Retainer Deferral Plan.

Matching Gifts Program.    Directors may participate in our Matching Gifts Program on the same terms as AEP employees. Under the program, AEP will match between $250 and $1,000 per higher education institution each year in charitable contributions from a director.

2015 Director Compensation Table

The following table presents the compensation provided by the Company in 2015 to our non-employee directors.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($) (3)	Total ($)
David. J. Anderson	116,375	151,875	803	269,053
J. Barnie Beasley, Jr.	116,375	151,875	1,803	270,053
Ralph D. Crosby, Jr.	131,375	151,875	803	284,053
Linda A. Goodspeed	116,375	151,875	803	269,053
Thomas E. Hoaglin	141,375	151,875	803	294,053
Sandra Beach Lin	116,375	151,875	803	269,053
Richard C. Notebaert	111,375	151,875	803	264,053
Lionel L. Nowell III	141,375	151,875	803	294,053
Stephen S. Rasmussen	111,375	151,875	803	264,053
Oliver G. Richard III	111,375	151,875	803	264,053
Sara M. Tucker	116,375	151,875	1,803	270,053

(1)	The dollar amounts reported represent the grant date fair value calculated in accordance with FASB ASC Topic 718 of AEP stock units granted under the Stock Unit Accumulation Plan for Non-Employee Directors, without taking into account estimated forfeitures. AEP stock units are credited to directors quarterly.

(2)	Each non-employee director who served the full year received 2,710 AEP stock units in 2015. The current directors had the following aggregate number of AEP stock units, including dividend equivalents, at 2015 year-end: Mr. Anderson (15,680), Mr. Beasley, (5,321) Mr. Crosby (37,334), Ms. Goodspeed (38,170), Mr. Hoaglin (31,113), Ms. Lin (10,693), Mr. Notebaert (15,680), Mr. Nowell (42,224), Mr. Rasmussen (10,122), Mr. Richard (8,926) and Ms. Tucker (26,688).
(3)	The amounts reported in All Other Compensation consists of the Company-paid (a) premium of $803 for accidental death insurance policy, and (b) matching gift contributions of $1,000 for Mr. Beasley and $1,000 for Ms. Tucker.

Insurance

Insurance.    AEP and the AEP System Companies and their directors and officers are insured, subject to certain exclusions and deductibles, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. Such insurance, effective March 15, 2015 to May 1, 2016, is provided by: Associated Electric & Gas Insurance Services Ltd.(AEGIS), Energy Insurance Mutual, Ltd.(EIM), Zurich American Insurance Company, U.S. Specialty Insurance Company(HCC), XL Specialty Insurance Company, Arch Insurance Company, Travelers Casualty and Surety Company of America, Westchester Fire Insurance Company (ACE), Berkley Insurance Company, RSUI Indemnity Company, Alterra America Insurance Company, Freedom Specialty Insurance Company, Illinois National Fire Insurance Company (AIG), Allied World Assurance Company Ltd. (AWAC), Liberty Insurance Underwriters, Inc., Endurance American Insurance Company, Catlin Specialty Insurance Company and ACE Bermuda LTD. The total cost of this insurance is $3,539,734.

Fiduciary liability insurance provides coverage for AEP System companies and their affiliated trusts, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. Such insurance, effective March 15, 2015 to May 1, 2016, is provided by U.S. Specialty Insurance Company (HCC), XL Specialty Insurance Company, Energy Insurance Mutual, Ltd.(EIM), and Freedom Specialty Insurance Company. The total cost of this insurance is $630,570.

Item 2. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, fees and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016. The Audit Committee reviews and assesses annually the qualifications and performance of the independent registered public accounting firm and considers, as appropriate, the rotation of the independent registered public accounting firm. Additionally, the Audit Committee is involved in the selection and mandated rotation of the lead engagement partner from Deloitte & Touche LLP. The Audit Committee believes that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of the Company’s financial controls and reporting, and will seriously consider shareholder input on this issue. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on April 26, 2016. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR this Item 2.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2015 and December 31, 2014, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2015	2014
Audit Fees(1)	$10,934,000	$11,689,000
Audit-Related Fees(2)	$1,456,000	$781,000
Tax Fees(3)	$262,000	$137,000

TOTAL	$12,652,000	$12,607,000

(1)	Audit fees in 2014 and 2015 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements, including each registrant subsidiary. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 5 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.
(2)	Audit-related fees consisted principally of regulatory, statutory and employee benefit plan audits.
(3)	Tax fees consisted principally of advisory services. Tax services are rendered based upon facts already in existence, transactions that have already occurred, as well as tax consequences of proposed transactions.

The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence, and the Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent registered public accounting firm and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee Chairman may also pre-approve particular services on a case-by-case basis. In 2015, all Deloitte & Touche LLP services were pre-approved by the Audit Committee in accordance with this policy.

Audit Committee Report

The Audit Committee reviews AEP’s financial reporting process as well as the internal control over financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The Audit Committee met nine times during the year and held discussions, some of which were in private, with management, the internal auditor, and the independent registered public accounting firm. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2015. The Audit Committee has reviewed and discussed the audited consolidated financial statements and internal control over financial reporting with management, the internal auditor and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB).

In addition, the Audit Committee had discussions with and received written communications from the independent registered public accounting firm regarding its independence as required by the PCAOB. The Audit Committee has also received written communication regarding the results of the independent registered public accounting firm’s internal quality control reviews and procedures and other matters, as required by the New York Stock Exchange listing standards.

In reliance on the reviews, communications and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Audit Committee Members

Lionel L. Nowell, III, Chair

David J. Anderson

J. Barnie Beasley, Jr.

Linda A. Goodspeed

Sandra Beach Lin

Sara Martinez Tucker

Item 3. Advisory Vote on Executive Compensation

We are including in these proxy materials a separate resolution for shareholders to vote upon, on an advisory (non-binding) basis, the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term goals. Please read the “Compensation Discussion and Analysis” beginning on page 24 for additional details about the 2015 compensation of our named executive officers.

The HR Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. As a result of its review process, the HR Committee maintains the following executive compensation practices:

•	Emphasizing long-term incentive compensation to promote the longer-term interests of the Company and encourage management to make decisions that are aligned with shareholders’ interests;

•

Tying the value of a substantial portion (70 percent, which the HR Committee increased to 75 percent effective January 1, 2016) of this long-term compensation to two robust measures of shareholder value:

•	Three-year total shareholder return compared to the S&P 500 Electric Utilities Industry Index, and

•	Three year cumulative operating earnings per share compared to a Board-approved target;

•

Maintaining a clawback policy that allows the Board to recoup any excess incentive compensation paid to our named executive officers and other key members of our executive team if the financial results on which the awards were based are materially restated due to misconduct of the executive.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure is hereby APPROVED.”

While the Board intends to consider carefully the results of this vote, the say-on-pay vote is advisory only, and therefore will not be binding on the Company or our Board of Directors.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR this Item 3.

Other Business

The Board of Directors does not intend to present to the meeting any business other than the election of directors, the ratification of the appointment of the independent registered public accounting firm, and the advisory vote on the compensation of the named executive officers as disclosed in this proxy statement.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the proxy card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Compensation Discussion and Analysis

This section explains AEP’s compensation philosophy, summarizes its compensation programs and reviews compensation decisions for the following named executive officers:

Name	Title
Mr. Akins	Chairman, Chief Executive Officer and President
Mr. Tierney	Executive Vice President and Chief Financial Officer
Mr. Powers	Executive Vice President and Chief Operating Officer
Mr. Feinberg	Executive Vice President and General Counsel
Mr. Zebula	Executive Vice President-Energy Supply

Executive Summary

2015 Business Performance Highlights.    The Company’s 2015 operating earnings were $3.69 per share, which exceeded the upper end of our original operating earnings guidance for the year of $3.40-$3.60 per share. At the beginning of the year, the HR Committee established threshold (0 percent of target payout), target and maximum (200 percent of target payout) operating earnings per share measures for 2015 annual incentive compensation at $3.35, $3.50 and $3.65 per share, respectively. The HR Committee increased the performance target for annual incentive compensation by $0.20 per share from AEP’s 2014 target, a 6.1 percent increase.

During 2015, we continued to execute on our strategy of investing in our core regulated businesses to improve service to customers, while demonstrating continuous improvement in our operations. Our Transmission Holding Company business thrived and contributed 39 cents per share to 2015 earnings, an increase of 26 percent. Based on our strong earnings in 2015, we were able to increase our 2015 capital investments by $200 million. This additional capital was allocated to transmission investment where we have significant opportunities to enhance and rebuild infrastructure in both our regulated utility operating companies and our Transmission Holding Company business. We also benefitted from successful regulatory proceedings in several states. The Company increased its quarterly dividend by 5.7 percent in October 2015. And, for the fourth year in a row, the Company did not experience a fatal employee accident.

Throughout this CD&A, we refer to operating earnings, which is a non-GAAP financial measure. Exhibit A to this proxy statement contains a reconciliation of GAAP earnings per share to operating earnings per share for 2015.

2015 Earned Incentive Compensation Highlights.    The Company’s 2015 operating earnings per share, together with the Company’s performance on strategic measures and safety, produced an initial score of 182.2 percent of target. The HR Committee also established two extra credit goals for 2015, up to a 7.5 percent credit for zero fatalities and up to a 5 percent credit for cultural improvement. Although the Company did not experience a fatal employee accident in 2015, management recommended and the HR Committee approved a 50 percent reduction in the zero fatality extra credit score due to two nearly fatal electrical contact incidents in 2015, which resulted in a 3.8 percent addition to the score. The HR Committee considered the Company’s culture and employee engagement improvement and awarded 5 percent for this measure. As a result, the overall annual incentive funding for AEP’s executive officers was 191.0 percent of target for 2015.

The cumulative operating earnings per share score for the 2013-2015 performance units was 152.5 percent of target. The relative total shareholder return (TSR) measure at the end of the performance period was at the 83rd percentile of the S&P 500 Electric Utilities Industry Index, which produced a score of 200 percent of target. The operating earnings per share and TSR scores combined to produce an overall score of 176.3 percent of target for the 2013-2015 performance period. As a result, 176.3 percent of the 2013-2015 performance units outstanding at year-end were earned.

Other Highlights.    Effective January 1, 2016, the HR Committee changed the mix of long-term incentive awards to increase the percentage granted in the form of performance units from 70 percent to 75 percent, and to reduce the percentage granted in the form of restricted stock units from 30 percent to 25 percent. The HR Committee made this change to increase the amount of long-term incentive compensation that is performance-based.

Compensation Governance Best Practices.    Below is a summary of our executive compensation practices that are aligned with best practice. The Company has:

•	Significant stock ownership requirements for its executive officers;

•	Tied a substantial portion of the compensation for its executives to annual and long-term performance;

•	A policy that allows the Company to claw back incentive compensation in certain circumstances;

•	An insider trading policy that prohibits our executives and directors from hedging their AEP stock holdings and from pledging Company stock;

•

Granted long-term incentive awards with change in control provisions that include a double trigger that results in vesting of these awards only if there is a change in control and an involuntary or constructive separation from service;

•	Eliminated the reimbursement and tax gross-up for excise taxes triggered under change in control agreements;

•	Eliminated company paid country club memberships for executive officers;

•	Generally eliminated personal use of Company provided aircraft, to the extent that such use has an incremental cost to the Company; and

•	Eliminated tax gross-ups, other than for relocations.

Results of 2015 Advisory Vote to Approve Executive Compensation

At the Company’s annual meeting of shareholders held in April 2015, approximately 96 percent of the votes cast on the Company’s say-on-pay proposal voted in favor of the proposal. After consideration of this vote, the HR Committee continued to apply the same principles and philosophy it has used in previous years in determining executive compensation. The HR Committee will continue to consider the outcome of the Company’s say-on-pay vote and other sources of stakeholder feedback when establishing compensation programs and making compensation decisions for the named executive officers.

The Board decided that AEP will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required shareholder vote to determine the frequency of the advisory votes on executive compensation. Because the Dodd-

Frank Act requires that such frequency votes be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company’s 2017 annual meeting of shareholders.

Overview

The HR Committee oversees and determines AEP’s executive compensation (other than that of the CEO). The HR Committee makes recommendations to the independent members of the board of directors about the compensation of the CEO, and those independent board members determine the CEO’s compensation.

AEP’s executive compensation program is designed to:

•	Attract, retain, motivate and reward an outstanding leadership team with market competitive compensation and benefits to achieve both excellent team and individual performance;

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations;

•	Provide a substantial portion of executive officers’ total compensation opportunity in the form of performance based incentive compensation;

•

Align the interests of the Company’s named executive officers with those of AEP’s shareholders by providing a majority of the total compensation opportunity for executive officers in the form of stock-based compensation with a value that is linked to the total return on AEP’s common stock and by maintaining significant stock ownership requirements for executives;

•

Support the implementation of the Company’s business strategy by tying annual incentive awards to an operating earnings per share target and the achievement of specific strategic and safety objectives; and

•	Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation.

Overall, AEP’s executive compensation program is intended to create a total compensation opportunity (base salary, annual incentive opportunity and long-term incentive opportunity) that, on average, is equal to the median of AEP’s Compensation Peer Group, as described under Compensation Peer Group on page 28. The HR Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (Meridian), participates in HR Committee meetings, assists the HR Committee in developing the compensation program and regularly meets with the HR Committee in executive session without management present. See the Human Resources Committee Report on page 43 for additional information about Meridian’s independence.

Program Design

The program for executive officers includes base salary, annual incentive compensation, long-term incentive compensation and a comprehensive benefits program. The Company provides a balance of annual and long-term incentive compensation that is consistent with the compensation mix provided by AEP’s Compensation Peer Group. For AEP’s annual incentive compensation, the HR Committee balances meeting AEP’s operating earnings per share target with strategic, operating, safety, zero fatality and corporate culture objectives.

For 2015, operating earnings per share had a 75 percent weight for annual incentive compensation and the remaining 25 percent weight was tied to strategic, operating and safety goals. The HR

Committee also established two extra credit goals for 2015: zero fatalities and culture, which could add up to an additional 7.5 percent and up to an additional 5 percent to the score, respectively.

For 2015, 70 percent of AEP’s long-term incentive compensation was awarded in the form of performance units with three-year performance measures tied to (1) AEP’s total shareholder return relative to all of the companies in the S&P 500 Electric Utilities Industry Index and (2) AEP’s three-year cumulative operating earnings per share relative to a Board-approved target. The performance units are subject to a three-year vesting period. The remaining 30 percent of AEP’s long-term incentive compensation was awarded as restricted stock units (RSUs) which vest over 40 months in three approximately equal installments on the May 1st following the first, second and third anniversaries of the grant date.

The HR Committee annually reviews the mix of the three elements of total direct compensation: base salary, annual incentive compensation and long-term incentive compensation. As illustrated in the charts below, in 2015, 66 percent of the target total direct compensation for the CEO and 58 percent on average for the other named executive officers was performance-based (target annual incentive compensation and grant date value of performance units). An additional 21 percent of the CEO’s target total direct compensation and an additional 17 percent on average for the other named executive officers were provided in the form of time-vesting RSUs (grant date value) which are tied to AEP’s stock price.

Compensation Peer Group

The HR Committee, supported by its independent compensation consultant, annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets with which AEP must compete to attract and retain executives. The companies included in the Compensation Peer Group were chosen from electric utility companies that were comparable in size to AEP in terms of revenues and market capitalization. There were no changes in AEP’s Compensation Peer Group for 2015, which consisted of the 17 utility companies shown below.

AES Corporation

Centerpoint Energy, Inc.

Consolidated Edison Inc.

Dominion Resources, Inc.

DTE Energy Company

Duke Energy Corporation

Edison International

Entergy Corporation

Exelon Corporation

FirstEnergy Corp.

NextEra Energy, Inc.

PG&E Corporation

PPL Corporation

Public Service Enterprise Group Inc.

Sempra Energy

Southern Company

Xcel Energy Inc.

The table below shows that, at the time the Compensation Peer Group data was collected in July 2014, AEP’s revenue and market capitalization were above the 50th percentile, and closer to the 75th percentile, of the peer group.

2015 Compensation Peer Group

	Revenue ($ million)	Market Cap ($ million)
Compensation Peer Group
25th Percentile	$10,915	$13,105
50th Percentile	$12,581	$17,854
75th Percentile	$15,598	$28,481
AEP	$15,357	$25,406

The HR Committee’s independent compensation consultant annually provides the HR Committee with an executive compensation study covering all executive officer positions and other executive positions based on survey information for the Compensation Peer Group. The study methodology and job matches are generally determined by the HR Committee’s independent compensation consultant in consultation with AEP management based on descriptions of each executive’s responsibilities. This process is overseen by the HR Committee. The standard benchmark is the median value of total compensation paid by the Compensation Peer Group to officers serving in similar capacities. For the executive compensation studies, where possible, the market values were adjusted for relative size based on AEP’s revenue or the executive’s revenue responsibility using regression analysis, for all positions for which regression data was available. The HR Committee considers percentiles other than the median and may select any percentile as a benchmark if, in its judgment, such other benchmarks provide a better comparison based on the specific scope of the job being matched or other criteria.

To the extent that AEP’s total compensation opportunity is above or below the +/- 15 percent target range around the Compensation Peer Group median, the HR Committee adjusts elements of pay over time to bring the executive’s total compensation opportunity into the target range. Base salaries, total cash compensation (base salary plus short-term incentive compensation) and total direct compensation (total cash compensation plus long-term incentive compensation) were, on average, all well within the market competitive range shown in the executive compensation study for the named executive officers.

Executive Compensation Program Detail

Summary of Executive Compensation Components.    The following table summarizes the major components of the Company’s executive compensation program.

Component	Purpose	Key Attributes

Base Salary	• To provide a market-competitive and consistent minimum level of compensation that is paid throughout the year.

•    A 3 percent executive merit budget and an additional 0.5% for other types of salary adjustments was approved by the HR Committee for 2015.

•    Merit and other salary increases for executives are awarded by the HR Committee based on a variety of factors, which are described under Base Salary on page 31.

Annual Incentive Compensation

•    To focus executive officers on achieving annual earnings and other performance objectives that are critical to AEP’s success.

•    The performance objectives for 2015 included:

•     Operating Earnings (75 percent weight)

•     Safety (10 percent weight)

•     Strategic Initiatives (15 percent weight)

•     Zero Fatalities (7.5 percent extra credit), and

•     Culture (5 percent extra credit).

•    To communicate and align executives’ and employees’ efforts with the Company’s performance objectives.

•    Annual incentive targets are established by the HR Committee based on market competitive compensation information provided by the HR Committee’s independent compensation consultant.

•     Actual awards for employees as a group are capped at 200 percent of target, while awards for individual employees are capped at 250 percent of their target.

•    Operating earnings per share was chosen as the primary performance measure for 2015.

•     An operating earnings per share threshold of $3.35 per share was established that provided annual incentive funding for the plan as a whole only if the threshold was reached.

•    The CEO’s award is determined by the independent members of the Board of Directors, and the other NEO awards are determined and approved by the HR Committee and based on:

•     Achievement against performance objectives, and

•     A subjective evaluation of each named executive officer’s individual performance for the year.

Component	Purpose	Key Attributes

Long-Term Incentive Compensation

•    To motivate AEP management to maximize shareholder value by linking a substantial portion of their potential compensation directly to shareholder returns.

•    To help ensure that Company management remains focused on longer-term results, which the HR Committee considers essential given the significant long-term investments in physical assets required in our business.

•    To reduce executive turnover and maintain management consistency.

•    For 2015, the HR Committee provided long-term incentive awards in the form of three-year performance units for 70 percent of the grant value and restricted stock units (RSUs) for 30 percent of the grant value.

•    Each NEO’s total target long-term incentive award is based on:

•     Award guidelines for each salary grade and market competitive compensation information provided by the HR Committee’s independent compensation consultant, and

•     A subjective evaluation of the individual’s potential contribution to shareholder value during the performance period.

•    For the 2015-2017 performance unit awards, the HR Committee established the following equally weighted performance measures:

•     Three-year cumulative operating earnings per share relative to a target approved by the HR Committee, and

•     Three-year total shareholder return relative to the S&P 500 Electric Utilities Industry Index.

Base Salary.    Merit and other salary increases for executives are awarded based on:

•	The current scope and responsibilities of the position;

•	The Company’s merit and other increase budgets;

•	Sustained individual performance as assessed by each executive’s direct manager;

•	The market competitiveness of the executive’s salary, total cash compensation and total compensation;

•	Internal comparisons;

•	The experience and future potential of each executive; and

•	Reporting relationships.

The HR Committee approved 3 percent merit budgets for 2015 and 2016. The HR Committee provided merit increases to the named executive officers for 2015 and 2016 in the 2-4 percent range, except for Mr. Zebula. He received a 6.8% base salary increase for 2016, which brings his salary into the market competitive range.

Annual Incentive Compensation.

Annual Incentive Targets.    Annual incentive compensation focuses executive officers on achieving annual earnings objectives and other performance objectives that are critical to AEP’s success. The HR Committee, in consultation with its independent compensation consultant and Company management, establishes the annual incentive targets for each executive officer position primarily based on market competitive compensation for the executive’s position as shown in the independent compensation consultant’s annual executive compensation study. For 2015, the HR Committee established the following annual incentive targets for each of the positions held by the named executive officers:

•	125 percent of base earnings for the CEO (Mr. Akins);

•	80 percent of base earnings for the CFO (Mr. Tierney);

•	80 percent of base earnings for the EVP and Chief Operating Officer (Mr. Powers);

•	70 percent of base earnings for the EVP and General Counsel (Mr. Feinberg); and

•	60 percent of base earnings for the EVP-Energy Supply (Mr. Zebula).

Performance Score for Annual Incentive Plan.    In 2015, AEP had operating earnings per share of $3.69, which exceeded the upper end of our original operating earnings guidance for the year of $3.40-$3.60 per share. This earnings result, together with the Company’s performance on the measures discussed below (safety and strategic initiatives), produced a result of 182.2 percent of the target award opportunity for executive officers. The HR Committee also established two extra credit goals for 2015, up to a 7.5 percent credit for zero fatalities and up to a 5 percent credit for cultural improvement. Although the Company did not experience a fatal employee accident in 2015, management recommended and the HR Committee approved a 50 percent reduction in the zero fatality extra credit score due to two nearly fatal electrical contact incidents in 2015, which resulted in a 3.8 percent addition to the score. In addition, the HR Committee considered improvement in the Company’s culture and employee engagement and awarded 5 percent for this measure. These positive adjustments increased the incentive funding to 191.0 percent of target for 2015.

For 2015, GAAP earnings per share reported in AEP’s financial statements were $4.17. This is $0.48 per share higher than operating earnings, primarily due to the impact of the disposition of our Commercial Barging Operations. Exhibit A to this proxy statement contains a reconciliation of GAAP earnings per share to operating earnings per share.

Annual Performance Objectives.    For 2015, the HR Committee developed a balanced scorecard to tie annual incentive awards to the Company’s safety and strategic objectives for the year. The HR Committee uses this balanced scorecard because it mitigates the risk that executives will focus on one or a few objectives, such as short term financial performance, to the detriment of other objectives. The weightings of these measures and the threshold, target and maximum payout levels are determined by the HR Committee and are set forth with 2015 actual results and scores in the table below. We more fully explain the measures and the reasons we chose the measures in the text following the table.

	Weight	Threshold	Target	Maximum	Actual Performance Result	Actual Award Score (as a percent of target opportunity)	Weighted Score
Operating Earnings Per Share (75%)	75%	$3.35	$3.50	$3.65	$3.69	200%	1.500
Safety (10%)
Recordable Case Rate (the number of Occupational Safety and Health Administration recordable incidents per 200,000 work hours)	4%	0.90	0.79	0.69	0.759	131.0%	0.052
Severity Rate (the number of lost and restricted duty days due to Occupational Safety and Health Administration recordable incidents per 200,000 work hours)	5%	18.15	16.05	13.96	23.29	0%	0.000
Contractor Recordable Case Rate (the number of Occupational Safety and Health Administration recordable incidents per 200,000 work hours for major AEP contractors)	1%	1.61	1.4	1.19	1.29	152.4%	0.015
Strategic Initiatives (15%)
Develop 2016 earnings improvements	5%	$15 million	$165 million	$280 million	$229.9 million	156.4%	0.078
Strategic assessment of competitive businesses	2%	Not Applicable (This measure was assessed subjectively by the HR Committee)			Completed ahead of schedule enabling the sale of AEP’s barge operations	135%	0.027
Achieving incremental rate relief	3%	$200 million	$220 million	$240 million	>$240 million	200%	0.060
Completion of data center	1%	Not Applicable (This measure was assessed subjectively by the HR Committee)			Completed and running on time	100% (100% was the maximum score for this measure)	0.010
Network remediation	2%	180,207 circuit feet replaced	225,259 circuit feet replaced	270,311 circuit feet replaced	>270,311 circuit feet replaced	200%	0.040
Launch transmission asset health center by year-end	1%	Not Applicable (This measure was assessed subjectively by the HR Committee)			Completed ahead of schedule and exceeded original scope	200%	0.020
Complete transmission outage management strategy and system by year-end	1%	Not Applicable (This measure was assessed subjectively by the HR Committee)			Completed ahead of schedule and exceeded original scope	200%	0.020
Additional Credit Measures
Fatality Adjustment	NA	+7.5% for completing the year without a fatal work related employee incident (subjectively reduced to half the available extra credit by the HR Committee)			No employee fatality	+3.75%	0.038
Culture Adjustment based on improvement in grand mean score from Gallup survey	NA	Up to +5% for improvement in AEP’s culture and employee engagement			Improvement objective exceeded	+5%	0.05
Total Score							1.910

Operating Earnings.    The HR Committee chose operating earnings per share because it largely reflects management’s performance in operating the Company. It is also strongly correlated with shareholder returns and is the primary measure by which the Company communicates its actual and expected future financial performance to the investment community and employees. The operating earnings per share measure is also well understood by both our shareholders and employees. Management and the HR Committee believe that operating earnings per share growth is the primary means for the Company to create long-term shareholder value.

Safety.    With safety as an AEP core value, maintaining the safety of AEP employees and the general public is always a primary consideration. Accordingly, safety measures comprised 10 percent of the 2015 scorecard. We measure employee and contractor recordable case rate for both employees and contractors in accordance with the methodology prescribed by the Occupational Safety and Health Administration (OSHA) for recordable incidents. We measure the incident severity rate by the number of lost and restricted duty work days per 200,000 work hours. In addition to these safety measures, the HR Committee also established a fatality credit adjustment for 2015, which is discussed below.

Strategic Initiatives.    Fifteen percent of the scorecard was tied to strategic initiatives for 2015. These initiatives included developing earnings improvements for future years, completing a strategic assessment of the Company’s competitive businesses, achieving incremental rate relief, completion of a data center, distribution network remediation, launching a transmission asset health center and completing a transmission outage management strategy and system.

Fatality and Culture Adjustment Credits.    The HR Committee established a fatality adjustment credit for 2015 that could add up to 7.5 percent to the total score in the event of a fatality free year. The HR Committee also established a culture and employee engagement credit for 2015 that would add up to 5 percent based on measurable improvement in these areas.

2015 Individual Award Calculations.    The calculation of the 2015 annual incentive opportunity is shown in the chart below for each named executive officer. This is the starting point for determining actual annual incentive awards. The HR Committee then subjectively evaluates the individual performance of each named executive officer to determine the actual awards, which are also shown in the table below and in the Non-Equity Incentive Plan column of the Summary Compensation Table for 2015.

Name	2015 Base Earnings*		Annual Incentive Target %		Final Performance Score		Calculated Annual Incentive Opportunity	2015 Actual Awards
Mr. Akins	$1,273,796	x	125%	x	191.0%	=	$3,041,188	$3,150,000

Mr. Tierney	$706,102	x	80%	x	191.0%	=	$1,078,924	$1,100,000

Mr. Powers	$706,102	x	80%	x	191.0%	=	$1,078,924	$1,075,000

Mr. Feinberg	$588,463	x	70%	x	191.0%	=	$786,775	$800,000

Mr. Zebula	$444,074	x	60%	x	191.0%	=	$508,909	$570,000

*	Based on salary paid in 2015, which is slightly different than the salary earned for 2015 shown in the Summary Compensation Table on page 44.

AEP provides annual incentive compensation to executive officers through the Senior Officer Incentive Plan (SOIP), which was approved by shareholders at the 2012 annual meeting. The HR Committee established 0.75 percent of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the performance measure for the 2015 SOIP and further allocated a specific percentage of Adjusted Income to each executive officer. Actual payouts under the SOIP are based on the HR Committee’s consideration of perform-

ance factors and the exercise of negative discretion to reduce the maximum amount payable to any individual executive officer. In this way, the HR Committee retains the flexibility to make awards that are based on individual performance in a way that is consistent with the requirements under Section 162(m). For further information see discussion under Tax Considerations on page 41.

The HR Committee believes that annual incentive compensation should not be based purely on a formulaic calculation, such as that shown in the Calculated Annual Incentive Opportunity column above, but should instead be adjusted from this starting point to reflect each executive’s individual performance and contribution. Based on recommendations from the CEO focusing on the individual performance and contribution of the other named executive officers, the HR Committee approved the annual incentive awards shown in the 2015 Actual Awards column. The annual incentive award for the CEO was approved by the independent members of the Board.

Long-Term Incentive Compensation.    The HR Committee grants long-term incentive compensation to executive officers on an annual award cycle. AEP annually reviews the mix of long-term incentive compensation provided to its executives. For the 2015 award cycle, 70 percent of the long-term incentive grant date value was awarded as performance units and 30 percent of the grant date value was awarded as time-vesting restricted stock units (RSUs).

The HR Committee establishes awards for each named executive officer position based primarily on a market competitive long-term and total compensation analysis provided by the HR Committee’s independent compensation consultant for executives serving in similar positions in AEP’s Compensation Peer Group. Long-term incentive awards are approved by the HR Committee, or, for the CEO, by the independent members of the Board. These determinations are made based on:

•

Long-term incentive targets for each executive officer position primarily based on market median compensation for the executive’s position as shown in the independent compensation consultant’s annual executive compensation study;

•

Award guidelines based on grade level for each named executive officer’s position, other than the CEO position, which are established by the HR Committee, which creates an award pool that the HR Committee uses in determining awards for all positions except the CEO position;

•	Individual performance assessments; and

•	The executive officer’s future potential for advancement.

2015 Long-Term Incentive Awards

Name	Number of Performance Units Granted (at Target)	Number of RSUs Granted	Total Units Granted	Total Grant Date Fair Value
Mr. Akins	79,352	34,008	113,360	$6,719,981
Mr. Tierney	22,521	9,652	32,173	$1,907,216
Mr. Powers	22,294	9,555	31,849	$1,888,008
Mr. Feinberg	11,789	5,053	16,842	$998,394
Mr. Zebula	10,581	15,201	25,782	$1,496,037

These performance units and RSUs provide total direct compensation opportunities to executives that are based on market competitive data. Differences between the awards for individual executives primarily reflect differences in market median compensation for the executives as shown in the annual executive compensation study conducted by the HR Committee’s independent compensation consultant which are then used to establish target awards for each grade level or individual executive. In December 2015, Mr. Zebula was also granted a one-time $600,019

RSU award that will vest over a 40 month period for his work in leading the Company’s efforts in the strategic assessment of its competitive businesses. Mr. Zebula successfully closed the Company’s sale of its competitive commercial barge transportation subsidiary, AEP River Operations, LLC, in November 2015 and is continuing to lead the Company’s efforts in its strategic review of its competitive generation business. This award consisted of 10,667 RSUs that will vest over a forty month period, subject to his continued employment, in three approximately equal installments on May 1, 2017, May 1, 2018 and May 1, 2019.

Performance Units.    The HR Committee granted 70 percent of the aggregate grant date value of the Company’s 2015 long-term incentive awards as performance unit awards for the 2015 – 2017 performance period. Each performance unit has an economic value equivalent to a share of AEP common stock. AEP grants performance units at the beginning of each year with a three-year performance and vesting period. Vested performance units are paid out in cash except to the extent they are voluntarily deferred or are needed to meet an executive’s stock ownership requirement, in which case some or all of the vested performance units are mandatorily deferred into AEP Career Shares. AEP Career Shares are not paid to participants until after their employment with AEP ends. AEP Career Shares are paid in cash.

Dividends are reinvested in additional performance units, but those additional performance units are subject to the same performance measures and vesting requirements as the underlying performance units on which they were granted. The total number of performance units held at the end of the performance period is multiplied by the equally weighted score for the two performance measures shown below to determine the number of performance units earned. Each unit is then paid out or deferred at the average closing price of AEP common stock for the last 20 trading days of the performance period. The maximum score for each performance measure is 200 percent. For further information on these awards, see the description under 2015 Stock Award Grants beginning on page 47. For the 2015-2017 performance units, the cumulative operating earnings per share target was set at $10.95, which was a 6.8 percent increase over the prior three-year goal.

Performance Measures for 2015 – 2017 Performance Units

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3-Year Cumulative Operating Earnings Per Share	50%	$10.184 (30% payout)	$10.950 (100% payout)	$11.717 (200% payout)
3-Year Total Shareholder Return vs. S&P 500 Electric Utilities Industry Index	50%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

The HR Committee selected a cumulative measure of operating earnings to ensure that earnings for all three years contribute equally to the award calculation. The HR Committee also selected a total shareholder return measure for these awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions and actions over the three-year performance period relative to other large electric utilities.

Restricted Stock Units.    Each RSU has an economic value equivalent to a share of AEP common stock. The HR Committee granted 30 percent of the aggregate grant date value of the Company’s 2015 long-term incentive awards as RSUs. These RSUs vest over a forty month period, subject to the executive’s continued employment, in three approximately equal installments on May 1, 2016, May 1, 2017 and May 1, 2018. Dividends are reinvested in additional RSUs, but those additional RSUs are subject to the same vesting requirements applicable to the underlying RSUs on which they were granted. Upon vesting, these RSUs pay out in cash to executive officers at the average closing price of AEP common stock for the last 20 trading days of the vesting period. The HR Committee granted RSU awards to executive officers that pay out in cash because these execu-

tives have other means of meeting their stock ownership requirements and might otherwise be prevented from utilizing this compensation for extended periods of time due to restrictions on insider trading.

Stock Ownership Requirements.    The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and encourages long-term management strategies that benefit shareholders. Therefore, the HR Committee requires certain officers (54 individuals as of January 1, 2016), including the named executive officers, to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership level for each executive officer and periodically adjusts these levels. Each named executive officer met his or her stock ownership requirement as of March 1, 2016.

The CEO’s stock ownership target is five times his base salary, and the other named executive officers’ targets are three times their respective base salaries.

Equity Retention (Holding Period).    Until an executive officer meets his or her minimum stock ownership requirement, performance units awarded under the Long-term Incentive Plan are mandatorily deferred into AEP Career Shares, to the extent necessary to meet the stock ownership requirement. AEP Career Shares cannot be exchanged to any other investment and must be held by the executive until his or her employment with AEP ends. The named executive officers held the following number of AEP Career Shares as of February 18, 2016: Mr. Akins, 102,504; Mr. Tierney, 18,309; Mr. Powers, 51,492; Mr. Feinberg, 30,394; and Mr. Zebula, 27,854. In addition, in the event that an executive has not met his or her minimum stock ownership requirement within five years of the date it became effective or subsequently falls below it, the HR Committee may require the executive to defer a portion of his or her annual incentive compensation award into AEP Career Shares.

Benefits.    AEP generally provides the same health and welfare benefits to named executive officers as it provides to other employees. AEP also provides the named executive officers with either four or five weeks of paid vacation, depending on their length of service and position.

AEP’s named executive officers participate in the same tax-qualified defined benefit pension plan and defined contribution savings plan as other eligible employees. AEP’s named executive officers also participate in the Company’s non-qualified retirement benefit plans, which largely provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans except for the limits imposed by the Internal Revenue Code on those tax-qualified plans. This allows eligible employees to accumulate replacement income for their retirement based on the same benefit formulas as the tax qualified plans but without the limitations that are imposed by the Internal Revenue Code on the tax-qualified plans.

The HR Committee recognizes that the non-qualified plans result in the deferral of the Company’s income tax deduction related to these benefits until such benefits are paid, but the HR Committee believes that executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees and that these benefits are prevalent among similar companies. The HR Committee also provides these benefits as part of a market competitive total rewards package.

The HR Committee limits both the amount and types of compensation that are included in the qualified and non-qualified retirement plans because they believe that compensation over certain limits and certain types of compensation should not be further enhanced by including it in retirement benefit calculations. Therefore:

•	Long-term incentive compensation is not included in the calculations that determine retirement and other benefits under AEP’s benefit plans,

•	The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary, and

•	Eligible compensation is also limited to $2 million under the non-qualified Supplemental Retirement Savings Plan.

AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary.

For executives whom the Company asks to relocate, it is AEP’s practice to offer relocation assistance to offset their moving expenses. This policy better enables AEP to obtain high quality new hires and relocate internal candidates. None of the named executive officers relocated during 2013, 2014 or 2015.

Perquisites.    The HR Committee annually reviews the perquisites provided by the Company. In 2015, AEP only provided independent financial counseling and tax preparation services to assist executives with financial planning and tax filings. Income is imputed to executives and taxes are withheld for these services.

While corporate aircraft provides enhanced security, travel flexibility and reduced travel time, which benefits the Company, the HR Committee is sensitive to concerns regarding the expense of corporate aircraft and the public perception regarding personal use of such aircraft. Accordingly, effective October 2009, the HR Committee generally prohibited personal use of corporate aircraft that has an incremental cost to the Company. The Company allows personal travel on business trips using the corporate aircraft if there is no incremental cost to the Company. Income is imputed and taxes are withheld on the value of personal travel on corporate aircraft in accordance with IRS standards.

Other Compensation Information

Recoupment of Incentive Compensation.

The Board believes that incentive compensation should be reimbursed to the Company if, in the Board’s determination:

•	Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected,

•	The executive from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction, and

•	A lower payment would have been made to the executive based upon the restated or corrected financial results.

The Board adopted this clawback policy in February 2007, and the HR Committee has directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for the Company’s ability to obtain such reimbursement. The Company will seek reimbursement, if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case or if the applicable legal requirements impose more stringent requirements on AEP to obtain reimbursement of such compensation. AEP may also retain any deferred compensation previously credited to the executive if, when, and to the extent that it otherwise would become payable. This right to reimbursement is in addition to, and not in substitution for, any and all other rights AEP might have to pursue reimbursement or such other remedies against an executive for misconduct in the course of employment by AEP or otherwise based on applicable legal considerations.

Role of the CEO and Compensation Consultant in Determining Executive Compensation.    The HR Committee invites the CEO and all directors to attend HR Committee meetings. The HR Committee regularly holds executive sessions without management present. The Chairman of the Board and the Chair of the HR Committee have the authority to call meetings of the HR Committee.

The CEO has assigned AEP’s Senior Vice President & Chief Administrative Officer and AEP’s Director – Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and the HR Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (Meridian), to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs consistent with the objectives established by the HR Committee. Meetings are held with the CEO, the HR Committee Chairman and Meridian prior to HR Committee meetings to review and finalize the agenda and meeting materials.

The CEO regularly discusses his strategic vision and direction for the Company during HR Committee meetings with Meridian in attendance. Likewise, Meridian regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The HR Committee believes that this open dialogue and exchange of ideas is important to the development and implementation of a successful executive compensation strategy.

The CEO discusses the individual performance of the named executive officers with the HR Committee and recommends their compensation to the HR Committee. The CEO also has substantial input into salary budgets and changes to incentive targets. The CEO also has substantial input into the development of employment offers for outside candidates for executive positions, although the HR Committee must approve all employment offers for executive officers.

Change In Control Agreements.    The HR Committee provides change in control agreements to specified executives, including all the named executive officers, to help align the interests of these executives with those of AEP’s shareholders by mitigating the financial impact that would occur to them if their employment was terminated as a result of a change in control. The HR Committee also considers change in control agreements as an important tool for attracting and retaining executives for some positions. The HR Committee limits participation to those executives whose full support and sustained contributions would be needed during a lengthy and complex corporate transaction.

While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company and the interests of shareholders in the event of an anticipated or actual change in control. During such transitions, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit top performers away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their positions. Therefore, the HR Committee uses these agreements to provide security and protection to our officers in such circumstances for the long-term benefit of the Company and its shareholders.

The Board has adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus annual incentive compensation. In consultation with its independent compensation consultant, the HR Committee periodically reviews change in control agreement practices of companies in our Compensation Peer Group. The HR Committee has found that change in control agreements are common among these companies, and that 2.99 or 3 multiples are the most common for named executive officers. Therefore, the HR Committee approved change in control multiples of 2.99 times base salary and annual incentive compensation for each of the named executive officers. Most of the other executives covered by change in control agreements have a lesser multiple of 2.0 times base salary and annual incentive compensation. All of the agreements have a “double trigger,” which means the severance payments and benefits would be provided only upon a change in control accompanied by an involuntary termination or constructive termination within two years after the change in control.

Effective January 1, 2014, the HR Committee replaced all of the Company’s change in control agreements to eliminate a provision that provided a tax gross-up for excise taxes.

Long-term incentive compensation may also vest in the event of a change in control. In the event an executive’s employment is terminated within one year after a change in control under qualifying conditions, such as by the Company without cause or by the executive for good reason, then a pro rata portion of the executive’s outstanding performance units will vest and be paid at the target performance score. All outstanding RSU awards have a double trigger change in control provision.

Other compensation and benefits provided to executive officers in the event their employment is terminated as a result of a change in control are consistent with that provided in the event an executive’s employment is terminated due to a consolidation, restructuring or downsizing as described below.

Other Employment Separations.

The Company has an Executive Severance Plan (Executive Severance Plan) that provides severance benefits to selected officers of the Company, including the named executive officers, who agree to its terms, including confidentiality, non-solicitation and non-disparagement obligations. Executives remain eligible for benefits under the general severance plan described below; however, any benefits provided under the Executive Severance Plan will be reduced by any amounts provided under the general severance plan. Benefits for our named executive officers under the Executive Severance Plan (which would be triggered by a good reason resignation or an involuntary termination), include pay continuation of two times their base salary and target annual incentive award payable over two years, and are conditioned on the executive officer’s release of claims against the Company and agreement not to compete with the Company for two years. For further information on the Executive Severance Plan, see the description under Potential Payments Upon Termination of Employment or Change in Control beginning on page 58.

AEP also maintains a broad-based severance plan that provides two weeks of base pay per year of service to all employees, including named executive officers, if their employment is terminated due to a consolidation, restructuring or downsizing, subject to the employee’s agreement to waive claims against AEP. In addition, our severance benefits for all employees include outplacement services and access to health benefits at active employee rates for up to 18 months (or until age 65 for employees who are at least age 50 with 10 years of service at the time of their employment termination).

Named executive officers and other employees remain eligible for an annual incentive award based on their eligible pay for the year, which reflects the portion of the year that they worked, if they separate from service prior to year-end due to their retirement (on or after age 55 with at least five years of service). In the event of a participant’s death, this amount is paid to their estate.

A prorated portion of outstanding performance units vest if a participant retires, which is defined as a termination, other than for cause, after the executive reaches age 55 with five years of service or if a participant is severed. A prorated portion of outstanding performance units would also vest to a participant’s heirs in the event of the participant’s death. The pro-rated performance units are not payable until the end of the performance period and remain subject to all the performance objectives.

In 2015, executive officers were also entitled to 12 months of continued financial counseling service in the event they are severed from service as the result of a restructuring, consolidation or downsizing. In the event of their death, their spouse or the executor of their estate would be eligible for this benefit.

Insider Trading, Hedging and Pledging.    The Company’s insider trading policy prohibits directors and executive officers from hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The policy also prohibits directors and executive officers from pledging AEP stock as collateral for any loan.

Tax Considerations.    Section 162(m) of the Internal Revenue Code (Section 162 (m)) limits the Company’s ability to deduct compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next three highest compensated named executive officers other than the CFO. The HR Committee considers the limits imposed by Section 162(m) when designing compensation and benefit programs. Because the annual incentive compensation awarded in 2015 was performance-based and awarded by a committee of independent outside directors pursuant to the Senior Officer Incentive Plan (the SOIP), which was approved by shareholders, it is consistent with the requirements for tax deductibility by the Company under Section 162(m). In no case did the annual incentive awards paid for 2015 exceed the maximum award provided under the SOIP.

Performance units, which were granted under the shareholder approved Long-Term Incentive Plan, are also consistent with the requirements for tax deductibility by the Company under Section 162(m). For the 2015-2017 performance period, the HR Committee established cumulative three-year income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the performance measure with a threshold (0 percent) payout at $1 billion and a maximum (200 percent) payout at $2.5 billion. Because these awards are based on an objective definition of earnings that was approved by shareholders as part of the long-term incentive plan, they are consistent with the requirements for tax deductibility by the Company under Section 162(m). However, the HR Committee retains the discretion to reduce the payout.

AEP’s RSUs are not considered to be performance-based under Section 162(m). Therefore, any amounts attributable to those RSUs are not tax deductible if and to the extent that such units cause the compensation of the covered named executive officer to exceed $1,000,000 for the year.

By meeting the requirements for performance based compensation under Section 162(m) for annual incentive compensation and performance units, these payments are potentially tax deductible for the Company. However, no assurance can be given that awards intended by the HR Committee to satisfy the requirements for qualified performance-based compensation under Section 162(m) will in fact do so. The HR Committee intends to continue to utilize shareholder approved plans and performance based awards to allow the Company to deduct most annual and long-term incentive compensation paid to named executive officers. The HR Committee may still grant awards that are not intended to constitute qualified performance-based compensation under Section 162(m) if the HR Committee determines that granting such awards is in the best interests of the Company.

Finally, Section 409A of the Internal Revenue Code imposes additional taxes on named executive officers whose deferred compensation fails to comply with Section 409A. The Company has reviewed its compensation arrangements to help ensure they comply with applicable Section 409A requirements.

Human Resources Committee Report

Membership and Independence.    The Board has determined that each member of the HR Committee is an independent director, as defined by the NYSE listing standards. Each member of the HR Committee is also a “non-employee director” for purposes of SEC Rule 16b-3 and an “outside director” for purposes of Section 162(m). Members of the HR Committee attend professional development training that addresses topics of specific relevance to public company compensation committees.

Purpose.    The primary purpose of the HR Committee is to provide independent oversight of the compensation and human resources policies and practices of the Company. The primary objective of the HR Committee with respect to executive compensation is to ensure that executive officers are compensated in a manner that is consistent with the Company’s business strategy, risk tolerance, competitive practices, internal equity considerations, and Company and Board policies.

Functions and Process.    The HR Committee operates under a written charter reviewed annually by the Board. This charter is available on AEP’s website at www.aep.com/investors/corporateleadersandgovernance.

The HR Committee annually reviews AEP’s executive compensation in the context of the performance of management and the Company. The HR Committee reviews and approves the compensation for all executive officers, other than the CEO, and other senior officers. With respect to the compensation of the CEO, the HR Committee is responsible for making compensation recommendations to the independent members of the Board, who review and approve the CEO’s compensation.

In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2015, including:

•	Establishing annual and long-term performance objectives for executive officers;

•	Assessing the performance of the CEO, other executive officers and the Company relative to those established performance objectives;

•	Conducting an evaluation of the CEO based on written comments from board members, senior AEP management, and the audit firm partner overseeing AEP’s external audit;

•	Determining the mix of base salary, annual incentive compensation and long-term equity based compensation for executive officers;

•	Assessing the competitiveness of 2015 and proposed 2016 target compensation for all executive officers relative to AEP’s Compensation Peer Group;

•	Determining the mix of performance units and RSUs issued as long-term incentive awards;

•	Reviewing and approving the base salaries, annual incentive awards and long-term incentive award opportunities for 24 officers;

•	Assessing compensation risk;

•	Reviewing and approving change in control agreements;

•	Reviewing the Company’s workforce safety efforts and results;

•	Reviewing the senior management succession and development plans; and

•	Reviewing and approving reports to shareholders regarding executive compensation.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders, such as AEP’s customers, employees, and the communities in which AEP operates, in addition to those of AEP’s shareholders. For example, the HR Committee tied 2015 annual incentive compensation for all executive officers to measures that included employee safety, while also tying funding for annual incentive compensation to AEP’s operating earnings per share.

In determining executive compensation, the HR Committee considers all relevant factors, including:

•	Company performance;

•

The CEO’s individual performance, based, in part, on a leadership assessment that specifically covers integrity and ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, and fostering a high performance culture;

•	Individual performance and compensation recommendations for the other named executive officers as assessed by their direct manager;

•	Market competitive compensation survey information from the executive compensation study conducted by the HR Committee’s independent compensation consultant;

•	Succession planning;

•	Executive retention;

•	The responsibilities and experience of each executive officer;

•	Compensation history;

•	The impact salary changes may have on other elements of total rewards;

•	The impact of compensation on risk taking; and

•	The expense implications of any changes.

The HR Committee’s Independent Compensation Consultant.    The HR Committee engaged Meridian to provide recommendations to the HR Committee regarding AEP’s executive compensation and benefit programs and practices. The HR Committee is authorized to retain and terminate consultants and advisors without management approval and has the sole authority to approve their fees. Among other assignments, the HR Committee’s independent compensation consultant provides an annual executive compensation study and a report on current executive compensation and benefits trends within the electric utility industry.

The HR Committee annually assesses and discusses the independence of its executive compensation consultant. Meridian did not provide any services to AEP, other than the work it performed for the HR Committee, and the work it performed for the Committee on Directors and Corporate Governance on director compensation. The HR Committee concluded that Meridian was independent and that there was no conflict of interest.

The HR Committee also annually assesses the performance and objectivity of its executive compensation consultant and has found that the advice provided by Meridian was of a high quality, objective and appropriate for the Company. The HR Committee regularly holds executive sessions with Meridian to help ensure that they receive full and independent advice.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Human Resources Committee Members

Ralph D. Crosby, Jr., Chair

Thomas E. Hoaglin

Richard C. Notebaert

Stephen S. Rasmussen

Oliver G. Richard, III

Executive Compensation

Summary Compensation Table

The following table provides summary information concerning compensation earned by our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers, to whom we refer collectively as the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Nicholas K. Akins—	2015	1,279,900	—	6,719,981	3,150,000	199,027	103,658	11,452,566
Chairman of the Board and Chief Executive Officer	2014	1,240,754	—	6,720,019	2,950,000	359,787	102,960	11,373,520
	2013	1,204,615	—	6,720,167	2,430,000	155,741	102,065	10,612,588

Brian X. Tierney—	2015	709,246	—	1,907,216	1,100,000	0	84,125	3,800,587
Executive Vice President and Chief Financial Officer	2014	695,339	—	1,881,251	1,050,000	269,994	82,448	3,979,032
	2013	675,086	—	1,893,044	875,500	0	77,689	3,521,319

Robert P. Powers—	2015	709,246	—	1,888,008	1,075,000	0	90,234	3,762,488
Executive Vice President and Chief Operating Officer	2014	695,339	—	1,881,251	1,012,000	746,589	82,706	4,417,885
	2013	675,086	—	1,893,044	875,500	0	78,184	3,521,814

David M. Feinberg—	2015	591,426	—	998,394	800,000	59,069	68,163	2,517,052
Executive Vice President and General Counsel	2014	568,679	—	962,482	675,000	69,384	63,293	2,338,838
	2013	552,115	—	1,050,302	585,000	36,057	55,309	2,278,783

Charles E. Zebula—	2015	446,310	—	1,496,037	570,000	51,420	54,279	2,618,046
Executive Vice President- Energy Supply	2014	429,144	—	815,509	510,000	193,452	48,419	1,996,524

(1)	Amounts in the salary column are composed of executive salaries earned for the year shown, which include 261 days of pay for 2015. This is one day more than the standard 260 calendar work days and holidays in a year.
(2)	The amounts reported in this column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of performance units and RSUs granted under our Long-Term Incentive Plan. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2015 for a discussion of the relevant assumptions used in calculating these amounts. With respect to the performance units, the estimates of the grant date fair values determined in accordance with FASB ASC Topic 718 assumes the vesting of 100% of the performance units awarded. The value realized for the performance units, if any, will depend on the Company’s performance during a three-year performance and vesting period. The potential payout can range from 0 percent to 200 percent of the target number of performance units, plus any dividend equivalents. Therefore, the maximum amount payable for the 2015 performance units is equal to $9,407,974 for Mr. Akins; $2,670,090 for Mr. Tierney; $2,643,176 for Mr. Powers; $1,397,704 for Mr. Feinberg and $1,254,484 for Mr. Zebula; and the maximum amount payable for the 2014 performance units is equal to $9,408,054 for Mr. Akins, $2,633,798 for Messrs. Powers and Tierney, $1,347,502 for Mr. Feinberg and $1,141,722 for Mr. Zebula. The 2013 performance units vested on December 31, 2015 and are shown in the Option Exercises and Stock Vested for 2015 table. The RSUs vest over a forty month period. For further information on these awards, see the Grants of Plan-Based Awards for 2015 table on page 46 and the Outstanding Equity Awards at Fiscal Year-End for 2015 table on page 48.
(3)	The amounts shown in this column are annual incentive compensation paid under the Senior Officer Incentive Plan for the year shown. At the outset of each year, the HR Committee sets annual incentive targets and performance criteria that are used after year-end to determine if and the extent to which executive officers may receive annual incentive award payments under this plan.
(4)	The amounts shown in this column are attributable to the increase in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. See the Pension Benefits for 2015 table on page 51, and related footnotes for additional information. See Note 8 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2015 for a discussion of the relevant assumptions. None of the named executive officer received preferential or above-market earnings on deferred compensation. The actual change in pension value in 2015 for Mr. Tierney was ($21,664) and for Mr. Powers was ($701,968).

(5)	Amounts shown in the All Other Compensation column for 2015 include: (a) Company contributions to the Company’s Retirement Savings Plan, (b) Company contributions to the Company’s Supplemental Retirement Savings Plan and (c) perquisites. The amounts are listed in the following table:

Type	Nicholas K. Akins	Brian X. Tierney	Robert P. Powers	David M. Feinberg	Charles E. Zebula
Retirement Savings Plan Match	$11,687	$11,925	$11,925	$11,925	$11,925
Supplemental Retirement Savings Plan Match	$78,075	$67,100	$65,390	$44,931	$31,008
Perquisites	$13,896	$5,100	$12,919	$11,307	$11,346
Total	$103,658	$84,125	$90,234	$68,163	$54,279

Perquisites provided in 2015 included: financial counseling and tax preparation services, and, for Mr. Akins, director’s accidental death insurance premium. Executive officers may also have the occasional personal use of event tickets when such tickets are not being used for business purposes, however, there is no associated incremental cost. From time to time executive officers may receive customary gifts from third parties that sponsor sporting events (subject to our policies on conflicts of interest).

Grants of Plan-Based Awards for 2015

The following table provides information on plan-based awards granted in 2015 to each of our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)(4)	Target (#)	Maximum (#)(5)
Nicholas K. Akins
2015 Senior Officer Incentive Plan		—	1,592,245	3,980,613
2015 – 2017 Performance Units	2/24/15				11,903	79,352	158,704		4,703,987
Restricted Stock Units	2/24/15							34,008	2,015,994
Brian X. Tierney
2015 Senior Officer Incentive Plan		—	564,882	1,412,205
2015 – 2017 Performance Units	2/24/15				3,378	22,521	45,042		1,335,045
Restricted Stock Units	2/24/15							9,652	572,171
Robert P. Powers
2015 Senior Officer Incentive Plan		—	564,882	1,412,205
2015 – 2017 Performance Units	2/24/15				3,344	22,294	44,588		1,321,588
Restricted Stock Units	2/24/15							9,555	566,420
David M. Feinberg
2015 Senior Officer Incentive Plan		—	411,924	1,029,810
2015 – 2017 Performance Units	2/24/15				1,768	11,789	23,578		698,852
Restricted Stock Units	2/24/15							5,053	299,542
Charles E. Zebula
2015 Senior Officer Incentive Plan		—	266,444	666,110
2015 – 2017 Performance Units	2/24/15				1,587	10,581	21,162		627,242
Restricted Stock Units	2/24/15							4,534	268,776
Restricted Stock Units	12/7/15							10,667	600,019

(1)	Represents potential payouts under the Senior Officer Incentive Plan (SOIP), which are based on base earnings paid during the year.
(2)	The amounts shown in this column represent 250 percent of the target award for each of the named executive officers.
(3)	Represents performance units awarded under our Long-Term Incentive Plan for the 2015-2017 performance period. These awards generally vest at the end of the three year performance period based on our attainment of specified performance measures. For further information on these awards, see the description under 2015 Stock Award Grants below. The number of performance units does not include additional units that may accrue due to dividend credits.
(4)	The amounts shown in the Threshold column represent 15% of the target award for each of the named executive officers because the Operating Earnings Per Share measure has a 30% payout for threshold performance, the Total Shareholder Return measure has a 0% payout for threshold performance and these measures are equally weighted. However, the Operating Earnings Per Share threshold does not guarantee a minimum payout because the score would be 0% of target if threshold performance is not achieved.
(5)	The amounts shown in this column represent 200 percent of the target award for each of the named executive officers.
(6)	Represents restricted stock units awarded under the Long-Term Incentive Plan. These awards generally vest in three equal installments on May 1, 2016, May 1, 2017 and May 1, 2018. The number of restricted stock units does not include additional units that may accrue due to dividend credits. The award granted on December 7, 2015 to Mr. Zebula generally vests in three equal installments on May 1, 2017, May 1, 2018 and May 1, 2019.
(7)	Amount represents the grant date fair value of performance units and RSUs measured in accordance with FASB ASC Topic 718, utilizing the assumptions discussed in Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2015, without taking into account estimated forfeitures. With respect to performance units, the grant date fair value assumes the target number of performance units granted will vest. The actual number of performance units earned will depend on AEP’s performance over the 2015 through 2017 period, which could vary from 0 percent to 200 percent of the target award plus dividend credits. The value of performance units earned will be equal to AEP’s average closing share price for the last 20 trading days of the performance period multiplied by the number of performance units earned.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

2015 Stock Award Grants.    Effective February 24, 2015, the named executive officers were granted long-term incentive awards as part of AEP’s regular annual grant cycle. These awards were granted with double trigger change in control provisions that provide early vesting of awards in the event of a change in control and a covered separation from service. Of these awards, 70 percent were granted in the form of performance units for the 2015-2017 three-year performance period that generally vest, subject to the participant’s continued AEP employment, at the end of the performance period. Performance units are generally equivalent in value to shares of AEP common stock. Dividend equivalents are reinvested in additional performance units with the same vesting conditions as the underlying performance units.

The 2015-2017 performance units, including the dividend credits, are subject to two equally weighted performance measures for the three-year performance period, which are:

•	Three-year total shareholder return relative to the S&P 500 Electric Utilities Industry Index, and

•	Three-year cumulative operating earnings per share relative to a performance objective established by the HR Committee.

These performance measures are described in detail in Compensation Discussion and Analysis-Performance Units beginning on page 36. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200. Generally, recipients must remain employed by AEP through the end of the vesting period to receive a payout. For further information, see Potential Payments Upon Termination of Employment or Change in Control beginning on page 56.

The remaining 30 percent of AEP’s long-term incentive awards were granted in the form of RSUs that generally vest, subject to the executive officer’s continued employment, in three equal installments on May 1, 2016, May 1, 2017 and May 1, 2018. Generally, recipients must remain employed by AEP through the vesting date to receive a payout for the RSUs that vest on such date. Upon vesting, the RSUs pay out in cash to executive officers. For further information, see Potential Payments Upon Termination of Employment or Change in Control beginning on page 56.

Mr. Zebula was also granted a one-time RSU award in December 2015 for his work in leading the Company’s efforts in the strategic assessment of its competitive businesses. He was awarded 10,667 RSUs that will generally vest over a forty month period, subject to his continued employment, in three approximately equal installments on May 1, 2017, May 1, 2018 and May 1, 2019.

Employment Agreements.

Mr. Powers has an agreement with the Company, which credits him with 17 additional years of service under AEP’s Supplemental Benefit Plan. In 1997, the Company granted additional years of credited service to Mr. Powers when he joined AEP to offset pension benefits that he would have been able to earn from his prior employer due to his length of service at that company. For further information on this, see note (2) under Pension Benefits for 2015 on page 51.

Outstanding Equity Awards at Fiscal Year-End for 2015

The following table provides information with respect to holdings of restricted stock units and performance units by the named executive officers at December 31, 2015. The named executive officers do not have any outstanding stock options.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Nicholas K. Akins
2014 – 2016 Performance Units(2)			110,090	12,829,889
2015 – 2017 Performance Units(2)			82,538	9,618,979
2013 Restricted Stock Units(3)	16,191	943,450
2014 Restricted Stock Units(4)	31,454	1,832,825
2015 Restricted Stock Units(5)	35,373	2,061,185
Brian X. Tierney
2014 – 2016 Performance Units(2)			30,820	3,591,763
2015 – 2017 Performance Units(2)			23,425	2,729,950
2013 Restricted Stock Units(3)	4,561	265,769
2014 Restricted Stock Units(4)	8,805	513,067
2015 Restricted Stock Units(5)	10,040	585,031
Robert P. Powers
2014 – 2016 Performance Units(2)			30,820	3,591,763
2015 – 2017 Performance Units(2)			23,189	2,702,446
2013 Restricted Stock Units(3)	4,561	265,769
2014 Restricted Stock Units(4)	8,805	513,067
2015 Restricted Stock Units(5)	9,939	579,146
David M. Feinberg
2014 – 2016 Performance Units(2)			15,768	1,837,603
2015 – 2017 Performance Units(2)			12,262	1,429,013
2013 Restricted Stock Units(3)	2,281	132,914
2014 Restricted Stock Units(4)	4,505	262,506
2015 Restricted Stock Units(5)	5,256	306,267
Charles E. Zebula
2014 – 2016 Performance Units(2)			13,360	1,556,974
2015 – 2017 Performance Units(2)			11,006	1,282,639
2013 Restricted Stock Units(3)	2,005	116,831
2014 Restricted Stock Units(4)	3,818	222,475
2015 Restricted Stock Units(5)	4,716	274,801
Restricted Stock Units(6)	10,667	621,566

(1)	Pursuant to applicable SEC rules, the market value of the performance units reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2015 ($58.27) by the maximum number of performance units issuable (200% of the target amount set forth in the preceding column) because the results for 2015 were above target for the performance units. However, the actual number of performance units credited upon vesting will be based on AEP’s actual performance over the applicable three year period.
(2)	AEP currently grants performance units at the beginning of each year with a three-year performance and vesting period. This results in awards for overlapping successive three-year performance periods. These awards generally vest at the end of the three year performance period. The performance units awarded for the 2013 – 2015 performance period, including associated dividend credits, vested at December 31, 2015 and are shown in the Options Exercises and Stock Vested for 2015 table below. The awards shown for the 2014 – 2016 and 2015 – 2017 performance periods include performance units resulting from reinvested dividends which are subject to the same performance criteria.
(3)

Amounts include RSUs resulting from reinvested dividends. They will generally vest, subject to the executive officer’s continued employment, on May 1, 2016. These RSUs were granted on February 26, 2013.

(4)	Amounts include RSUs resulting from reinvested dividends. They will generally vest, subject to the executive officer’s continued employment, in two equal installments, on May 1, 2016 and May 1, 2017. These RSUs were granted on December 10, 2013.
(5)	These RSUs were granted on February 24, 2015 and include restricted stock units resulting from reinvested dividends. They will generally vest, subject to the executive officer’s continued employment, in three equal installments, on May 1, 2016, May 1, 2017 and May 1, 2018.
(6)	These RSUs were granted on December 7, 2015. They will generally vest, subject to Mr. Zebula’s continued employment, in three equal installments, on May 1, 2017, May 1, 2018 and May 1, 2019.

Option Exercises and Stock Vested for 2015

The following table provides information with respect to the vesting of RSUs and performance units granted to our named executive officers. The named executive officers did not exercise any stock options in 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
Nicholas K. Akins	—	—	264,940	15,357,817
Brian X. Tierney	—	—	89,156	5,154 ,879
Robert P. Powers	—	—	89,156	5,154 ,879
David M. Feinberg	—	—	35,926	2,083,758
Charles E. Zebula	—	—	31,407	1,821,820

(1)	This column includes the following performance units and related dividend equivalents for the 2013 – 2015 performance period that vested on December 31, 2015: 199,817 for Mr. Akins; 56,288 for Mr. Tierney; 56,288 for Mr. Powers; 28,144 for Mr. Feinberg; and 24,741 for Mr. Zebula. This column also includes the following RSUs that vested on May 1, 2015: 47,954 for Mr. Akins; 15,699 for Mr. Tierney; 15,699 for Mr. Powers; 7,782 for Mr. Feinberg; 6,666 for Mr. Zebula. This column also includes 17,169 RSUs that vested on August 3, 2015 for Messrs. Akins, Powers and Tierney.
(2)	As is required, the value included in this column for the 2013-2015 performance units is computed by multiplying the number of units by the closing price of AEP’s common stock on the vesting date of December 31, 2015 ($58.27). However, the actual value realized from these units was based on the 20-day average closing market price of AEP common stock prior to the vesting date ($56.736). 166 of Mr. Feinberg’s vested performance units ($9,673 of the value set forth in the table) were deferred into AEP Career Shares on February 12, 2016. For a description of AEP Career Shares, see discussion under Stock Ownership Requirement Plan on page 55. This column also includes the value of RSUs that vested on May 1, 2015 and August 3, 2015, which had a market value of $57.03 per share and $57.06 per share (the closing price of AEP’s common stock on the vesting date), respectively.

2013 – 2015 Performance Units

Performance units that were granted for the 2013 – 2015 performance period vested on December 31, 2015. The combined score for the 2013-2015 performance period was 176.3 percent of target. The final score calculation for these performance measures is shown in the chart below.

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score
3-Year Cumulative Earnings Per Share	$8.85 (30% payout)	$9.833 (100% Payout)	$10.816 (200% Payout)	$10.349	152.5%	50%	76.3%

3-Year Total Shareholder Return vs. S&P Electric Utilities	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	83rd Percentile	200.0%	50%	100.0%
Composite Result							176.3%

Pension Benefits for 2015

The following table provides information regarding the pension benefits for our named executive officers under AEP’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)
Nicholas K Akins	AEP Retirement Plan	33.6	542,032	—
	CSW Executive Retirement Plan	33.6	1,077,787	—
Brian X. Tierney	AEP Retirement Plan	17.6	293,374	—
	AEP Supplemental Benefit Plan	17.6	914,829	—
Robert P. Powers	AEP Retirement Plan	17.4	580,273	—
	AEP Supplemental Benefit Plan	34.4 (2)	3,588,825	—
David M. Feinberg	AEP Retirement Plan	4.7	61,271	—
	AEP Supplemental Benefit Plan	4.7	146,353	—
Charles E. Zebula	AEP Retirement Plan	17.7	436,533	—
	AEP Supplemental Benefit Plan	17.7	738,360	—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2015, and the following assumptions (which are consistent with those used in AEP’s financial statements):

•	The named executive officer retires at age 65 (or, for Mr. Tierney, Mr. Powers and Mr. Zebula retires at age 62), and commences the payment of benefits (the “accrued benefit”).

•

The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 4.30 percent, 4.05 percent and 4.05 percent for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, respectively, and assumed mortality based upon modified versions of the RP-2014 mortality tables. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 4.50 percent and assumed mortality based on the 2015 IRS Applicable Mortality table. The present value of both the annuity benefit and the lump sum benefit at each executive’s current age is based upon an assumed interest rate of 4.30 percent, 4.05 percent and 4.05 percent for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, respectively.

•

For the AEP Retirement Plan, the present value of the accrued benefit is weighted based on 75 percent lump sum and 25 percent annuity (or 40 percent lump sum and 60 percent annuity for Mr. Powers and Mr. Zebula due to their eligibility for early retirement under the final average pay benefit formula), based on the assumption that participants elect those benefit options in that proportion. For the AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, the present value of the accrued benefits is weighted based on 100 percent lump sum.

(2)	Mr. Powers has a letter agreement with AEP that credits him with years of service in addition to his actual years of service with AEP. Pursuant to that agreement, the Company credited 17 additional years of service to Mr. Powers when he joined AEP in 1997 to offset pension benefits that he would have been able to earn from his prior employer due to his length of service at that company. The additional years of service credit have augmented the present value of his accumulated benefits under the AEP Supplemental Benefit Plan by $2,123,760.

Overview.    AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide (i) benefits that cannot be paid under the tax-qualified plan because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with one of the named executive officers (Mr. Powers). The plans are designed to provide a retirement income to executives and their spouses, as well as a market competitive benefit opportunity as part of a market competitive total rewards package.

AEP Retirement Plan.    The AEP Retirement Plan is a tax-qualified defined benefit pension plan under which benefits are generally determined by reference to a cash balance formula. The AEP Retirement Plan also encompasses the Central and South West Corporation Cash Balance Retirement Plan (the “CSW Retirement Plan”), which was merged into the AEP Retirement Plan effective December 31, 2008. As of December 31, 2015, each of the named executive officers was vested in their AEP Retirement Plan benefit.

In addition, employees who have continuously participated in the AEP Retirement Plan (but not the CSW Retirement Plan) since December 31, 2000 (“Grandfathered AEP Participants,” which includes Mr. Tierney, Mr. Powers and Mr. Zebula) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. The benefits under this final average pay formula were frozen as of December 31, 2010.

Cash Balance Formula.    Under the cash balance formula, each participant has an account established to which dollar credits are allocated each year.

1.	Company Credits. Each year, participants’ accounts are credited with an amount equal to a percentage of their salary for that year and annual incentive award for the prior year. The applicable percentage is based on the participant’s age and years of service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2015, the limit was $265,000.

2.	Interest Credits. All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year, with a floor of 4 percent. For 2015, the interest rate was 4 percent.

Final Average Pay Formula.    Grandfathered AEP Participants receive their benefits under the cash balance formula or the final average pay formula, whichever provides the higher benefit. On December 31, 2010, the final average pay benefit payable at the Grandfathered AEP Participant’s normal retirement age was frozen, meaning that their final average pay formula benefit is not affected by the participant’s service or compensation subsequent to this date. This frozen final average pay normal retirement benefit is based on the following calculation as of December 31, 2010: the participant’s then years of service times the sum of (i) 1.1 percent of the participant’s then high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5 percent of the amount by which the participant’s then High 36 exceeded the participant’s applicable average Social Security covered compensation.

Grandfathered AEP Participants may become entitled to a subsidized benefit under the final average pay formula if they would retire early (that is, once they have remained employed past age 55 with at least three years of service). The benefit payable under the final average pay formula would be unreduced if it commences at age 62 or later and is reduced by 3 percent for each year prior to age 62 that the benefits are commenced. Mr. Powers and Mr. Zebula are eligible for such early retirement benefits.

AEP Supplemental Benefit Plan.    The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the AEP Retirement Plan (without regard to the provisions now included as the result of the merger of the CSW Retirement Plan into the AEP Retirement Plan) as determined upon the participant’s termination of employment. These excess benefits are calculated under the terms of the AEP Retirement Plan described above with the following modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay was taken into account for purposes of the frozen final average pay formula; and (iii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded. However, eligible pay taken into account under the cash balance formula is limited to the greater of $1 million or two times the participant’s year-end base salary.

Mr. Powers negotiated 17 additional years of service under the AEP Supplemental Benefit Plan when he joined the Company in 1997 to offset pension benefits that he would have been able to earn from his prior employer due to his length of service at that company.

Participants do not become vested in their AEP Supplemental Plan benefit until they become vested in their AEP Retirement Plan benefit or upon a change in control. As of December 31, 2015, each of the named executive officers was fully vested in their AEP Supplemental Benefit Plan benefit.

CSW Executive Retirement Plan.    The CSW Executive Retirement Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the terms of the former CSW Retirement Plan (which was merged into the AEP Retirement Plan) as determined upon the participant’s termination of employment. The excess benefits are calculated without regard to the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits. As of December 31, 2015, Mr. Akins was fully vested in his CSW Executive Retirement Plan benefit.

Nonqualified Deferred Compensation for 2015

The following table provides information regarding contributions, earnings and balances for our named executive officers under AEP’s three non-qualified deferred compensation plans which are each further described below.

Name	Plan Name(1)	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(5) ($)
Nicholas K. Akins	SRSP	104,100	78,075	41,889	—	1,370,436
	ICDP	—	—	16,960	—	314,099
	SORP	—	—	(55,993)	—	5,815,649
Brian X. Tierney	SRSP	112,293	67,100	44,249	—	2,977,554
	SORP	—	—	(10,001)	—	1,038,756
Robert P. Powers	SRSP	87,186	65,390	59,279	—	3,387,147
	ICDP	—	—	(3,506)	—	911,007
	SORP	—	—	(28,128)	—	2,921,450
David M. Feinberg	SRSP	59,908	44,931	9,175	—	333,328
	SORP	1,207,276	—	(16,603)	—	1,724,422
Charles E. Zebula	SRSP	41,344	31,008	42,577	—	1,385,565
	SORP	—	—	(15,216)	—	1,580,338

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.
(2)	The amounts set forth under “Executive Contributions in Last FY” for the SRSP are reported in the Summary Compensation Table as either (i) Salary for 2015 or (ii) the Non-Equity Incentive Plan Compensation for 2014. The amount set forth under “Executive Contributions in Last FY” for the SORP for Mr. Feinberg was reported in the Summary Compensation Table in the Stock Awards column for 2012.
(3)	The amounts set forth under “Registrant Contributions in Last FY” for the SRSP are reported in the All Other Compensation column of the Summary Compensation Table.
(4)	No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any named executive officer’s account in any of the plans.
(5)	The amounts set forth in the “Aggregate Balance at Last FYE” column for the SRSP include the SRSP amounts reported in the “Executive Contributions in Last FY” and “Registrant Contributions in Last FY” columns. In addition, the “Aggregate Balance at Last FYE” for the SRSP includes the following amounts previously reported in the Summary Compensation Table for prior years: $631,456 for Mr. Akins, $762,585 for Mr. Tierney, $799,570 for Mr. Powers and $209,707 for Mr. Feinberg. The amounts set forth in the “Aggregate Balance at Last FYE” for the SORP include the SORP amounts reported in the “Executive Contributions in Last FY.” In addition, the “Aggregate Balance at Last FYE” for the SORP includes the following amounts previously reported in the Summary Compensation Table for prior years: $2,670,419 for Mr. Akins, $5,297 for Mr. Tierney, $4,980 for Mr. Powers and $400,370 for Mr. Feinberg.

Overview.    AEP maintains non-qualified deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of a portion of their base salary, annual incentive compensation and performance unit awards. The plans are unfunded. Participants have an unsecured contractual commitment from the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following non-qualified deferred compensation plans for eligible employees:

•	The American Electric Power System Supplemental Retirement Savings Plan;

•	The American Electric Power System Incentive Compensation Deferral Plan; and

•	The American Electric Power System Stock Ownership Requirement Plan.

Supplemental Retirement Savings Plan.    This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code on qualified plans of this type.

•

Participants can defer up to 50 percent of their base salary and annual incentive award in excess of the IRS’ eligible compensation limit for qualified plans, which was $265,000 for 2015, up to $2,000,000.

•

The Company matches 100 percent of the participant’s contributions up to 1 percent of eligible compensation and 70 percent of the participant’s contributions from the next 5 percent of eligible compensation (for a total Company match of up to 4.5% of eligible compensation).

•

Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement of distributions for up to five years from the date of their termination of employment.

•

Participants may direct the investment of their plan account among the investment options that are available to all employees in AEP’s qualified Retirement Savings Plan and one additional option that provides interest at a rate set each December at 120 percent of the applicable federal long-term rate with monthly compounding. In 2015, there were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan.

Incentive Compensation Deferral Plan.    This plan allows eligible employees to defer payment of up to 80 percent of vested performance units.

•	AEP does not offer any matching contributions.

•

Participants may direct the investment of their plan accounts among the investment options that are available to all employees in AEP’s qualified Retirement Savings Plan. There were no above-market or preferential earnings with respect to the Incentive Compensation Deferral Plan.

•

Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may make one withdrawal of amounts attributable to their pre-2005 contributions prior to termination of employment. The withdrawal amount would be subject to a 10 percent withdrawal penalty. Participants may elect among the same payment options for the distributions of their account value as described above for the Supplemental Retirement Savings Plan.

Stock Ownership Requirement Plan.    This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares. AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested. Participants may not withdraw any amount credited to their account until their termination of employment with AEP. AEP Career Shares are paid in cash. Participants may elect among the same payment options for the distribution of the value of their AEP Career Shares as described above for the Supplemental Retirement Savings Plan.

Potential Payments Upon Termination of Employment or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of their employment or a change in control of the Company. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change in control transaction, we may enter into agreements or establish arrangements that provide additional or alternative benefits or amounts from those described below. The agreements and plans summarized below are complex legal documents with terms and conditions having precise meanings, which are designed to address many possible but currently hypothetical situations.

Severance.    AEP currently provides full-time employees, including the named executive officers, with severance benefits if their employment is terminated as the direct result of a restructuring or downsizing (“Severance-Eligible Employees”) and the employee releases AEP from any and all claims. These severance benefits include:

•	A lump sum severance payment equal to two weeks of base pay for each year of Company service, with a minimum of 8 weeks for employees with at least one year of AEP service;

•

Continued eligibility for medical and dental benefits at the active employee rates for eighteen months or until the participant becomes eligible for coverage from another employer, whichever occurs first;

•

For employees who are at least age 50 with 10 years of AEP service and who do not qualify for AEP’s retiree medical benefits or who will be bridged to such retiree benefit eligibility (described below), AEP also provides medical and dental benefit eligibility at rates equivalent to those provided to retirees until age 65 or until the participant becomes eligible for coverage from another employer, whichever occurs first; and

•	Outplacement services, the incremental cost of which may be up to $28,000 for executive officers.

Severance-Eligible Employees who have enough weeks of severance (up to one year) and vacation to cover a period that would allow them to become eligible for retiree medical benefits, which is available to those employees who are at least age 55 with at least 10 years of service (“Retirement-Eligible Employees”) are retained as employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation payments that these employees would otherwise receive. The Company pays any remaining severance and vacation pay at the time of their retirement. This delay of an employee’s termination date does not apply to the plans providing nonqualified deferred compensation, which define a participant’s termination date by reference to Internal Revenue Code Section 409A.

A Severance-Eligible executive’s termination entitles that executive to a pro-rata portion of any outstanding unvested performance units that the executive has held for at least six months and to the payment of a pro-rata portion of any RSUs to the extent not already vested and paid. The pro-rated performance units will not become payable until the end of the performance period and remain subject to all performance objectives.

Severance-Eligible executives may continue financial counseling and tax preparation services for one year following their termination up to a maximum annual incremental cost to the Company for 2015 of $12,875 plus related incidental expenses of the advisor.

The Company also has an Executive Severance Plan (Executive Severance Plan) that provides severance benefits to selected officers of the Company, including the named executive officers, subject to the executive’s agreement with the provisions of the plan, including confidentiality, non-solicitation and non-disparagement provisions. Executives remain eligible for benefits under the general severance plan described above; however, any benefits provided under the Executive Severance Plan will be reduced by any amounts provided under the general severance plan. Benefits under the Executive Severance Plan would be triggered by a resignation for “good reason” or an involuntary termination by the Company without “cause” (each as defined below).

The term “cause” with respect to the Executive Severance Plan means:

(i)	failure or refusal to perform a substantial part of the executive’s assigned duties and responsibilities following notice and a reasonable opportunity to cure (if such failure is capable of cure);

(ii)	commission of an act of willful misconduct, fraud, embezzlement or dishonesty either in connection with the executive’s duties to the Company or which otherwise is injurious to the best interest or reputation of the Company;

(iii)	repeated failure to follow specific lawful directions of the Board or any officer to whom the executive reports;

(iv)	a violation of any of the material terms and conditions of any written agreement or agreements the executive may from time to time have with the Company;

(v)	a material violation of any of the rules of conduct of behavior of the Company;

(vi)	conviction of, or plea of guilty or nolo contendere to, (A) a felony, (B) a misdemeanor involving an act of moral turpitude, or (C) a misdemeanor committed in connection with the executive’s employment with the Company which is injurious to the best interest or reputation of the Company; or

(vii)	violation of any applicable confidentiality, non-solicitation, or nondisparagement covenants or obligations relating to the Company (including the provisions to which the executive agreed when enrolling in the plan).

An executive’s termination of employment that is covered by his or her change in control agreement (described in the next section) or due to mandatory retirement, disability or death would not be considered an involuntary termination that may trigger the payment of benefits under the Executive Severance Plan.

An executive would have “good reason” for resignation under the Executive Severance Plan if there is any reduction in the executive’s then current annual base salary without the executive’s consent; provided, however, that a uniform percentage reduction of 10% or less in the annual base salary of all executives participating in the Executive Severance Plan who are similarly situated would not be considered good reason for resignation. Also, the Company must be given 10 days following receipt of written notice from the executive to restore the executive’s base salary before his or resignation may trigger plan benefits.

If benefits under the Executive Severance Plan are triggered, the affected named executive officers would receive two times their base salary and target annual incentive payable over two years. In addition, a pro-rated portion of their outstanding unvested performance units and RSUs would vest. The pro-rated performance units will not become payable until the end of the performance period and remain subject to all performance objectives. Any severance benefits payable under the Executive Severance Plan are conditioned on the execution of an agreement by the executive officer releasing claims against the Company and committing to a non-competition obligation.

Change In Control.    AEP defines “change in control” under its change in control agreements and Long-Term Incentive Plan as:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock;

•

A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation; or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers that is triggered if there is a Qualifying Termination of the named executive officer’s employment. A “Qualifying Termination” for this purpose generally occurs when the executive’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason”, each as defined below. Such termination must be no later than two years after the change in control. These agreements provide for:

•

A lump sum payment equal to 2.99 times the named executive officer’s annual base salary plus target annual incentive compensation award under the annual incentive program as in effect at the time of termination; and

•	Outplacement services.

The term “cause” with respect to AEP’s change in control agreements means:

(i)	The willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board; or

(ii)	The willful conduct or omission by the executive, which the Board determines to be illegal; gross misconduct that is injurious to the Company; or a breach of the executive’s fiduciary duty to the Company.

The term “good reason” with respect to AEP’s change in control agreements means:

(i)	An adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control;

(ii)	The Company’s failure to pay in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control;

(iii)	The reduction of the executive’s salary as in effect on the date of the change in control;

(iv)	Any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies;

(v)	A failure by the Company to obtain from any successor the assent to the change in control agreement; or

(vi)	The relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company must be given notice and an opportunity to cure any of these circumstances before they would be considered to be “good reason.”

Awards under the Long-Term Incentive Plan will vest upon a “Qualifying Termination” or within one year after a change in control. The term “Qualifying Termination” with respect to long-term incentive awards generally is the same as that described for the change in control agreements, except that an executive’s mandatory retirement at age 65 is explicitly excluded, and “Cause” is defined more broadly to encompass:

(i)	Failure or refusal to perform assigned duties and responsibilities in a competent or satisfactory manner;

(ii)	Commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of AEP;

(iii)	Engagement in activities or conduct injurious to the best interest or reputation of AEP;

(iv)	Insubordination;

(v)	Violation of any material term or condition of any written agreement with AEP;

(vi)	Violation of any of AEP’s rules of conduct of behavior;

(vii)	Commission of a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with employment at AEP which is injurious to the best interest or reputation of AEP; or

(viii)	Disclosure, dissemination, or misappropriation of confidential, proprietary, and/or trade secret information.

In addition, performance units would be deemed to have been fully earned at 100 percent of the target score upon a “Qualifying Termination” following a change in control. The value of each vested performance unit following a “Qualifying Termination” would be (1) the closing price of a share of AEP common stock on the date of the Qualifying Termination or (2) if the date of the Qualifying Termination is coincident with the change in control and if the change in control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the price paid per share of common stock in that transaction.

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits to the extent then unvested become fully vested upon a change in control.

Termination Scenarios

The following tables show the incremental compensation and benefits that would have been paid to each named executive officer who was employed by AEP on December 31, 2015 assuming the hypothetical circumstances cited in each column occurred on December 31, 2015 and calculated in accordance with the methodology required by the SEC. In connection with any actual termination or change in control, the Company may enter into agreements or establish arrangements that provide additional benefits or amounts, or may alter the terms of benefits described below.

With respect to annual incentive compensation for the completed year, the initial calculated annual incentive opportunity is shown, before any individual discretionary adjustment, which varies from the actual value paid and reported in the Summary Compensation Table.

The values shown in the change in control column are triggered only if the named executive officer’s employment is terminated under the circumstances (described above under Change In Control) that trigger the payment or provision of each of the types of compensation and benefits shown.

No information is provided for terminations due to disability because it is not AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue for employees that cannot perform any occupation for which they are reasonably qualified generally until the employee reaches age 65. Because disabled participants remain employed by the Company, they continue to vest in long-term incentive awards while they are disabled. AEP treats a participant’s disability as a termination to the extent required by the regulations issued under Internal Revenue Code Section 409A, but such terminations only trigger the payment of benefits that had previously vested. In addition, restricted stock unit awards allow participants terminated due to disability to continue to vest as if their employment had continued so long as they remain continuously disabled.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2015

For Nicholas K. Akins

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($1,274,996)	$0	$2,549,992	$0	$3,812,238	$0
Annual Incentive for Completed Year(1)	$3,041,188	$3,041,188	$0	$3,041,188	$3,041,188
Other Payment for Annual Incentives(2)	$0	$3,187,490	$0	$4,765,298	$0
Long-Term Incentives:(3)
2014-2016 Performance Units(4)	$4,276,630	$4,276,630	$0	$6,414,944	$4,276,630
2015-2017 Performance Units(4)	$1,603,163	$1,603,163	$0	$4,809,489	$1,603,163
2013 Restricted Stock Units	$0	$638,753	$0	$943,450	$943,450
2014 Restricted Stock Units	$0	$726,858	$0	$1,832,825	$1,832,825
2015 Restricted Stock Units	$0	$618,355	$0	$2,061,185	$2,061,185
Benefits:
Financial Counseling	$0	$12,875	$0	$12,875	$12,875
Outplacement Services(5)	$0	$28,000	$0	$28,000	$0
Total Incremental Compensation and Benefits	$8,920,981	$16,683,304	$0	$27,721,491	$13,771,316

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2015

For Brian X. Tierney

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($706,529)	$0	$1,413,058	$0	$2,112,522	$0
Annual Incentive for Completed Year(1)	$1,078,924	$1,078,924	$0	$1,078,924	$1,078,924
Other Payment for Annual Incentives(2)	$0	$1,130,446	$0	$1,690,017	$0
Long-Term Incentives:(3)
2014-2016 Performance Units(4)	$0	$1,197,254	$0	$1,795,881	$1,197,254
2015-2017 Performance Units(4)	$0	$454,992	$0	$1,364,975	$454,992
2013 Restricted Stock Units	$0	$179,935	$0	$265,769	$265,769
2014 Restricted Stock Units	$0	$203,469	$0	$513,067	$513,067
2015 Restricted Stock Units	$0	$175,509	$0	$585,031	$585,031
Benefits:
Financial Counseling	$0	$12,875	$0	$12,875	$12,875
Outplacement Services(5)	$0	$28,000	$0	$28,000	$0
Total Incremental Compensation and Benefits	$1,078,924	$5,874,462	$0	$9,447,061	$4,107,912

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2015

For Robert P. Powers

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change-In- Control	Death
Compensation:
Base Salary ($706,529)	$0	$1,413,058	$0	$2,112,522	$0
Annual Incentive for Completed Year(1)	$1,078,924	$1,078,924	$0	$1,078,924	$1,078,924
Other Payment for Annual Incentives(2)	$0	$1,130,446	$0	$1,690,017	$0
Long-Term Incentives:(3)
2014-2016 Performance Units(4)	$1,197,254	$1,197,254	$0	$1,795,881	$1,197,254
2015-2017 Performance Units(4)	$450,408	$450,408	$0	$1,351,223	$450,408
2013 Restricted Stock Units	$0	$179,935	$0	$265,769	$265,769
2014 Restricted Stock Units	$0	$203,469	$0	$513,067	$513,067
2015 Restricted Stock Units	$0	$173,744	$0	$579,146	$579,146
Benefits:
Financial Counseling	$0	$12,875	$0	$12,875	$12,875
Outplacement Services(5)	$0	$28,000	$0	$28,000	$0
Total Incremental Compensation and Benefits	$2,726,586	$5,868,113	$0	$9,427,424	$4,097,443

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2015

For David M. Feinberg

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change In Control	Death
Compensation:
Base Salary ($589,160)	$0	$1,178,320	$0	$1,761,588	$0
Annual Incentive for Completed Year(1)	$786,775	$786,775	$0	$786,775	$786,775
Other Payment for Annual Incentives(2)	$0	$824,824	$0	$1,233,112	$0
Long-Term Incentives:(3)
2014-2016 Performance Units(4)	$0	$612,534	$0	$918,801	$612,534
2015-2017 Performance Units(4)	$0	$238,169	$0	$714,507	$238,169
2013 Restricted Stock Units	$0	$89,974	$0	$132,914	$132,914
2014 Restricted Stock Units	$0	$104,099	$0	$262,506	$262,506
2015 Restricted Stock Units	$0	$91,880	$0	$306,267	$306,267
Benefits:
Financial Counseling	$0	$12,875	$0	$12,875	$12,875
Outplacement Services(5)	$0	$28,000	$0	$28,000	$0
Total Incremental Compensation and Benefits	$786,775	$3,967,450	$0	$6,157,345	$2,352,040

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2015

For Charles E. Zebula

Executive Benefits and Payments Upon Termination	Resignation or Retirement		Severance	Involuntary Termination for Cause	Change-In- Control	Death
Compensation:
Base Salary ($444,600)		$0	$889,200	$0	$1,329,354	$0
Annual Incentive for Completed Year(1)		$508,909	$508,909	$0	$508,909	$508,909
Other Payment for Annual Incentives(2)		$0	$533,520	$0	$797,612	$0
Long-Term Incentives:(3)
2014-2016 Performance Units(4)		$518,991	$518,991	$0	$778,487	$518,991
2015-2017 Performance Units(4)		$213,773	$213,773	$0	$641,320	$213,773
2013 Restricted Stock Units		$0	$79,086	$0	$116,831	$116,831
2014 Restricted Stock Units			$88,214		$222,475	$222,475
2015 Restricted Stock Units		$0	$82,440	$0	$274,801	$274,801
Restricted Stock Units		$0		$0	$621,566	$621,566
Benefits:
Financial Counseling	$		$12,875	$0	$12,875	$12,875
Outplacement Services(5)		$0	$28,000	$0	$28,000	$0
Total Incremental Compensation and Benefits		$1,241,673	$2,955,008	$0	$5,332,230	$2,490,221

(1)	Executive officers and all other employees are eligible for an annual incentive award based on their earnings for the year if they remain employed with AEP through year-end, if they die or if they incur a retirement-eligible termination. The amount shown is based on the calculated annual incentive opportunity, as shown on page 34, but annual incentives for executive officers are awarded at the discretion of the HR Committee or independent members of the Board pursuant to the award determination process described in the Compensation Discussion and Analysis.
(2)	Represents a payment of two times the applicable target annual incentive opportunity for each of the named executive officers in the event of a severance. Represents a payment of 2.99 times the applicable target annual incentive opportunity for each of the named executive officers in the event of a change in control.
(3)	The long-term incentive values shown represent the values that would be paid under such circumstances shown in each column, which are different from the values calculated in accordance with FASB ASC Topic 718.
(4)	The target value of performance unit awards are shown. The actual value paid in the event of resignation or retirement, severance or death, if any, will depend on the actual performance score for the full performance period. Any payments for awards under those circumstances are not paid until the end of the three year performance period. In the event of a qualifying termination in connection with a change in control, awards would be paid at a target performance score as soon as administratively practical after the change in control.
(5)	Represents the maximum cost of Company-paid outplacement services, which the Company provides through an unaffiliated third party vendor.

The following table shows the value of previously earned and vested compensation and benefits as of December 31, 2015, that would have been provided to each named executive officer following a termination of his or her employment on December 31, 2015. In all cases, these amounts were generally earned or vested over multiple years of service to the Company.

Non-Incremental Post-Termination Compensation and Benefits on December 31, 2015

Name	Long-Term Incentives		Benefits
	Vested Performance Units (1)	AEP Career Shares (2)	Vacation Payout (3)	Post Retirement Benefits (4)	Deferred Compensation (5)
Nicholas K. Akins	$11,643,337	$5,972,908	$137,307	$1,638,234	$1,684,535
Brian X. Tierney	$3,279,902	$1,066,865	$30,639	$996,201	$2,977,554
Robert P. Powers	$3,279,902	$3,000,439	$16,250	$4,164,800	$4,298,154
David M. Feinberg	$1,639,951	$1,771,058	$46,170	$212,886	$333,328
Charles E. Zebula	$1,441,658	$1,623,053	$17,100	$1,045,714	$1,385,565

(1)	Represents the value of performance units that vested on December 31, 2015 calculated using the market value of these shares on December 31, 2015. However, the actual value realized or deferred from these performance units was based on the 20-day average closing market price of AEP common stock on the vesting date.
(2)	Represents the value of AEP share equivalents deferred mandatorily into the AEP Stock Ownership Requirement Plan calculated using the market value of these shares on December 31, 2015. However, the actual value that would have been realized from these AEP share equivalents would have been based on the 20-day average closing market price of AEP common stock at the end of the month of employment termination.
(3)	Represents accumulated but unused vacation.
(4)	Represents the lump sum benefit calculated for the named executive officer pursuant to the terms of the AEP Retirement Plan, the AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, as applicable.
(5)	Includes balances from the Supplemental Retirement Savings Plan and the Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are listed separately in column (2).

Share Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of February 18, 2016 for all Directors, director nominees, each of the persons named in the Summary Compensation Table and all Directors and executive officers as a group.

Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP common stock set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares(a)		Stock Units(b)	Total(c)
N. K. Akins	57,534		102,504	160,038
D. J. Anderson	0		15,680	15,680
J. B. Beasley, Jr	0		5,321	5,321
R. D. Crosby, Jr.	0		37,334	37,334
D. M. Feinberg	1,760		30,560	32,320
L. A. Goodspeed	0		38,170	38,170
T. Hoaglin	1,000		31,113	32,113
S. B. Lin	1,000		10,693	11,693
R. C. Notebaert	0		15,680	15,680
L. L. Nowell III	0		34,015	34,015
R. P. Powers	1,040		75,645	76,685
R. S. Rasmussen	0		10,122	10,122
O. G. Richard III	2,195		8,926	11,121
B. X. Tierney	9,593		42,099	51,692
S. M. Tucker	1,532	(d)	26,688	28,220
C. E. Zebula	2		27,854	27,856
All directors, nominees and executive officers as a group (19 persons)(e)	78,093		574,455	652,548

(a)	None of the shares is pledged. This column also includes share equivalents held in the AEP Retirement Savings Plan.
(b)	This column includes amounts deferred in stock units and held under the Stock Unit Accumulation Plan for Non-Employee Directors and amounts deferred in share equivalents in the Retainer Deferral Plan for Non-Employee Directors. This column also includes amounts deferred in share equivalents held under AEP’s Supplemental Retirement Savings Plan, AEP’s Incentive Compensation Deferral Plan and the following numbers of AEP Career Shares: Mr. Akins, 102,504; Mr. Feinberg, 30,560; Mr. Powers, 51,492; Mr. Tierney, 18,309; Mr. Zebula, 27,854 and all directors and executive officers as a group, 286,629.
(c)	This column excludes RSUs that will not vest within 60 days.
(d)	Includes 32 shares held by family members of Ms. Tucker over which she disclaimed beneficial ownership.
(e)	As of February 18, 2016, the directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of the Company’s common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires AEP’s executive officers, the principal accounting officer, directors and persons who beneficially own more than 10 percent of AEP’s common stock to file initial reports of ownership and reports of changes in ownership of AEP common stock with the SEC. Executive officers, the principal accounting officer and directors are required by SEC regulations to furnish AEP with copies of all reports they file. AEP believes that all of its directors, executive officers and the principal accounting officer, timely met all of their respective Section 16(a) filing requirements during 2015.

Share Ownership of Certain Beneficial Owners

Set forth below are the only persons or groups known to AEP as of February 25, 2016, with beneficial ownership of more than five percent of AEP common stock.

	AEP Shares
Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	33,561,895	(a)	6.8%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	30,575,864	(b)	6.2%

(a)	Based on the Schedule 13G filed with the SEC, BlackRock, Inc. reported that it has sole power to vote 28,778,962 shares and sole dispositive power for 33,561,895 shares.
(b)	Based on the Schedule 13G filed with the SEC, The Vanguard Group reported that it has sole power to vote 947,911 shares, shared power to vote 48,800 shares, sole dispositive power for 29,624,725 shares and shared dispositive power for 951,139 shares.

Shareholder Proposals and Nominations

You may submit proposals for consideration at future stockholder meetings. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 16, 2016. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

For a stockholder proposal that is not intended to be included in our proxy statement for next year’s annual meeting under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary:

•	not earlier than the close of business on December 27, 2016; and

•	not later than the close of business on January 26, 2017.

If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

Deadlines for the nomination of director candidates are summarized below. This summary is qualified by our Bylaws.

Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting. To nominate a director for consideration at an annual meeting, a nominating stockholder must provide the information required by our Bylaws and give timely notice of the nomination to the Corporate Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To nominate a director for consideration at next year’s annual meeting, in general the notice must be received by the Corporate Secretary between the close of business on December 27, 2016 and the close of business on January 26, 2017, unless the annual meeting is moved by more than 30 days before or 70 days after the anniversary of the prior year’s annual meeting, in which case the deadline will be as set forth above.

In addition, our Bylaws provide that, under certain circumstances, a stockholder or group of stockholders may include in our annual meeting proxy statement director candidates that they have nominated. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of up to twenty stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of our outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed the greater of (x) two or (y) 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of 12 directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of our common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary:

•	not earlier than the close of business on October 17, 2016; and

•	not later than the close of business on November 16, 2016.

If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no later than the close of business on the later of the following two dates:

•	120 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

Solicitation Expenses

These proxies are being solicited by our Board of Directors. The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the Internet, but some telephone or personal solicitations of holders of AEP common stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no additional compensation for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist us with the solicitation of proxies for an estimated fee of $10,500, plus reasonable out-of-pocket expenses.

Exhibit A

Reconciliation of GAAP and Non-GAAP Financial Measures.

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, AEP’s management believes that the Company’s operating earnings provide users with additional meaningful financial information about the Company’s performance. Management also uses these non-GAAP financial measures when communicating with stock analysts and investors regarding its earnings outlook and results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, see the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2016.

EPS
Operating Earnings	$3.69
Special Items
Disposition of Commercial Barge Operations	0.48
GAAP Reported Earnings	$4.17

A-1

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 26, 2016.

Vote by Internet
• Go to www.envisionreports.com/AEP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Nicholas K. Akins		☐	☐	☐	02 - David J. Anderson	☐	☐	☐	03 - J. Barnie Beasley, Jr.	☐	☐	☐

04 - Ralph D. Crosby, Jr.		☐	☐	☐	05 - Linda A. Goodspeed	☐	☐	☐	06 - Thomas E. Hoaglin	☐	☐	☐
07 - Sandra Beach Lin		☐	☐	☐	08 - Richard C. Notebaert	☐	☐	☐	09 - Lionel L. Nowell III	☐	☐	☐
10 - Stephen S. Rasmussen		☐	☐	☐	11 - Oliver G. Richard III	☐	☐	☐	12 - Sara Martinez Tucker	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐	3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B.

American Electric Power Company, Inc.

2016 Annual Meeting of Shareholders and Admission Ticket

Tuesday April 26, 2016, at 9:00 a.m. Eastern Time

The Ohio State University Ohio Union

1739 N. High Street

Columbus, Ohio

If you wish to attend and vote at the meeting, please bring this admission ticket and identification with you.

AGENDA

•	Introduction and Welcome	•	Ratification of Auditors	•	Chief Executive Officer’s Report

•	Election of Directors	•	Advisory approval of the Company’s executive compensation	•	Comments and Questions from Shareholders

The Ohio State University Ohio Union is located at 1739 N. High Street, at the corner of 12th Avenue and High Street. Shareholders should park in The Ohio Union South Garage (1759 N. High Street), which is located immediately adjacent to the north side of The Ohio Union with access from High Street and College Road. A passenger drop-off loop is located off of the 12th Avenue entrance to The Ohio Union. You must pull a white ticket from the gate machine to enter The Ohio Union South Garage. After you park, attendants and signage will direct you toward AEP’s registration and breakfast area prior to the shareholders meeting. When you arrive at AEP’s registration table, please pick up a pink voucher. You must have both your white ticket and your pink voucher to exit the garage after the meeting at no cost to you.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

Proxy — American Electric Power Company, Inc.

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting to be held April 26, 2016

The shareholder signing on the reverse of this proxy card appoints Nicholas K. Akins and Brian X. Tierney, and each of them, acting by a majority if more than one be present, attorneys and proxies to the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 26, 2016, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. If no direction is given, such shares will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other matters coming before the meeting.

Trustee’s Authorization. The undersigned authorizes JP Morgan Chase Bank, National Association to vote all shares of Common Stock of the Company credited to the undersigned’s account under the American Electric Power System retirement savings plan at the annual meeting in accordance with instructions on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Nominees for:

01 - Nicholas K. Akins	02 - David J. Anderson	03 - J. Barnie Beasley, Jr.	04 - Ralph D. Crosby, Jr.	05 - Linda A. Goodspeed	06 - Thomas E. Hoaglin

07 - Sandra Beach Lin	08 - Richard C. Notebaert	09 - Lionel L. Nowell III	10 - Stephen S. Rasmussen	11 - Oliver G. Richard III	12 - Sara Martinez Tucker

C	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THE OTHER SIDE OF THIS CARD.	+